UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Vodka Brands Corp

(Exact name of registrant as specified in its charter)

Pennsylvania	2080	46-5551820
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Vodka Brands Corp

554 33rd Street

Pittsburgh, PA 15201

Tel: (412) 681-7777

 (Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Mark T. Lucero

Vodka Brands Corp

554 33rd Street

Pittsburgh, PA 15201

Tel: (412) 681-7777

 (Name, address, including zip code, and telephone number,

Including area code, of agent for service)

Copies to:

Brenda Hamilton, Esq.

Hamilton & Associates Law Group, P.A.

101 Plaza Real South, Suite 202 N

Boca Raton, FL 33432

Tel: (561) 416-8956

Fax: (561) 416-2855

www.securitieslawyer101.com

Approximate date of commencement of proposed sale to public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Each Class Of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Common stock, without par value	561,333	$0.40	$224,533	$29.44

(1) Represents 561,333 shares of our common stock being registered for resale on behalf of the selling shareholders named in this registration statement.

(2) Until such time as our common shares are quoted on the OTC Bulletin Board, our shareholders will sell their shares at the price of $0.40 per share.

(3) Calculated under Rule 457 of the Securities Act of 1933 as $.00012880 of the aggregate offering price.

(4) In accordance with Rule 416(a), this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION ON ______

Vodka Brands Corp

561,333 shares of common stock

Selling shareholders are offering up to 561,333 shares of common stock.  The selling shareholders will offer their shares at $.40 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.  We will not receive proceeds from the sale of shares by the selling shareholders.

There are no underwriting commissions involved in this offering.  We have agreed to pay all the costs of this offering.  Selling shareholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities.  Our common stock is not now listed on any national securities exchange or the NASDAQ stock market, and is not eligible to trade on the OTC Bulletin Board.  There is no guarantee that our securities will ever trade on the OTC Bulletin Board or on any listed exchange.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and will therefore be subject to reduced public company reporting requirements.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ____ 2015.

We have not authorized any person to give you any supplemental information or to make any representations for us.  You should not rely upon any information about our company that is not contained in this prospectus.  Information contained in this prospectus may become stale. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or of any sale of the shares.  Our business, financial condition, results of operations and prospects may have changed since those dates.  The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus, “Vodka Brands” the “Company,” “we,” “us,” and “our” refer to Vodka Brands Corp, a Pennsylvania corporation.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities.  You should read the entire prospectus, including “Risk Factors” and the consolidated financial statements and the related notes before making an investment decision.

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

The “Company”, “us”, “we” and “our” refer to Vodka Brands Corp, a Pennsylvania corporation.

Company Organization

We are an early-stage company, incorporated in the state of Pennsylvania on April 17, 2014 (inception), to distribute vodka products under our trade name, Blue Diamond vodka.

Our principal executive office is located at 554 33rd Street, Pittsburgh, Pennsylvania 15201.  Our telephone number is 412-681-7777.  Our website is www.VodkaBrandsCorp.com and is not part of this prospectus.

Our auditor has issued a “going concern” emphasis of a matter in their opinion about our company, meaning that we face uncertainties that our business will not succeed or be viable.  Additionally, it is likely that we will need additional capital or additional financing in the future, and if such financing is not available to us on acceptable terms, our business may suffer or fail as a result.

Business

Our operations to date include: (i) development of our business plan; (ii) locating and entering into agreements with suppliers for our bottles, caps and vodka products; (iii) creating our marketing strategy; and (v) selling our products. Our first sale of Blue Diamond Vodka was in May of 2014, to the state of Pennsylvania.

For the three-months ending March 31, 2015, and for the period, April 17, 2014 (Inception) through December 31, 2014, we have a net loss of $18,341 and $69,135, respectively. For the three-months ending March 31, 2015, and period ended December 31, 2014, we had revenues of $11,925 and $23,850, respectively.

In April 2014, 10,010,000 shares of common stock were issued to the initial founder as the consideration for assigning the company the title of trademarks, which were owned by a company wholly owned by the founder. In addition, the founder purchased 90,000 shares for cash of $27,000 at $0.30 per share in April of 2014.

From our Inception, to present, we sold an additional 501,333 common shares at a price of $0.30 per share or an aggregate of $150,400 (of which $16,000 represents a subscription receivable) to 24 investors.  On August 27, 2014, we sold 500,000 shares to our John J. Hadgkiss, our Secretary and Director at the price of $0.18 per share or an aggregate of $90,000.  Since inception, we issued 60,000 shares for consulting services and 30,000 shares for rents. We valued the shares issued for services at $0.30 per share or an aggregate of 18,000.  We valued the shares issued for rents at $0.30 per share or an aggregate of $9,000.  We also issued 463,167 shares for legal services. We valued the shares issued for legal services at $0.0216 per share or an aggregate of $10,000. On June 19, 2015, we repurchased 363,167 of these shares at the price of $0.055 per share or an aggregate of $20,000.

As of June 25, 2015, we had cash on hand of approximately $30,152 for our operational needs.

Our current operating expenses are $7,500 monthly. After this registration statement is declared effective, our operating expenses will increase to approximately $12,500 per month because of the costs of SEC reporting.  If we fail to generate sufficient revenues to meet our monthly operating costs of $12,500 we will not have available cash for our operating needs after approximately two (2) months.

Our officers and directors devote limited time to our business, which may negatively impact our plan of operations, implementation of our business plan, and our potential profitability.  While Mark T. Lucero, our Founder, Chief Executive Officer, President and Director, dedicates approximately 40 hours per week, John J. Hadgkiss, our Secretary and Director, only dedicates approximately 10 hours each month to our business.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks including:

•

A substantial doubt about our ability to continue as a going concern as a result of our limited operating history and financial resources.

•

If we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

•

We are an early stage company with little or no historical performance for you to base an investment decision upon and we may never become profitable.

•

We are dependent on sales of our securities to fund our operations.

•

We may be subject to significant regulations in the future and may not be able to obtain necessary regulatory clearances to sell our products.

•

Expenses required to operate as a public company will reduce funds available to develop our business.

•

We may be subject to product liability claims that exceed our insurance coverage for such claims.

•

Our officers and directors have other business interests and we may compete with these interests for management time.

•

Our officers and directors have no experience managing a public company which is required to establish and maintain disclosure controls and procedures, along with internal control over financial reporting.

•

The offering price of the common shares being registered on behalf of the Selling Shareholders has been arbitrarily determined by us and bears no relationship to any criteria of value.

•

Our common stock is not currently quoted or listed, and may never be quoted or listed by the OTC Bulletin Board, or any other listing or quotation service; and if listed, no market may ever develop for our common stock, or if developed, may not be sustained in the future.

•

Our Founder, Chief Executive Officer, President and Director operates another vodka business that sells White Diamond Vodka in the state of Pennsylvania which competes with us.

Emerging Growth Company

We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

•

The last day of our fiscal year during which we have had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Securities and Exchange Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

•

The last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective IPO registration statement;

•

The date on which we have, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

•

The date on which we are deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting.  This statement shall also assess the effectiveness of such internal controls and procedures.  Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment and the effectiveness, of the internal control structure and procedures for financial reporting.

As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which requires the shareholder approval of executive compensation and golden parachutes.  These exemptions are also available to us as a Smaller Reporting Company.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies, until those standards apply to private companies.  As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

The Offering

As of the date of this prospectus, we had 11,291,333 shares of our common stock outstanding.

In April 2014, 10,010,000 shares of common stock were issued to the initial founder as the consideration for assigning the company the title of trademarks, which were owned by a company wholly owned by the founder. In addition, the founder purchased 90,000 shares for cash of $27,000 at $0.30 per share in April of 2014

From our Inception, to present, we sold an additional 501,333 common shares at a price of $0.30 per share or an aggregate of $150,400 (of which $16,000 represents a subscription receivable) to 24 investors.  On August 27, 2014, we sold 500,000 shares to our John J. Hadgkiss, our Secretary and Director at the price of $0.18 per share or an aggregate of $90,000.  Since inception, we issued 60,000 shares for consulting services and 30,000 shares for rents. We valued the shares issued for services at $0.30 per share or an aggregate of 18,000.  We valued the shares issued for rents at $0.30 per share or an aggregate of $9,000.  On April 30, 2014 we issued 463,167 shares for legal services. We valued the shares issued for legal services at $0.027 per share or an aggregate of $10,000. On June 19, 2015, we repurchased 363,167 of the shares issued for legal services at the price of $0.055 per share or an aggregate of $20,000.

We are registering 421,333 shares sold for cash consideration, 110,000 shares issued for services and 30,000 shares issued for rent.

The selling shareholders will offer their shares at $0.40 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

We will pay all expenses of registering the securities, estimated at approximately $95,027. We will not receive any proceeds of the sale of these securities.

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Financial Summary

The tables and information below are derived from our audited financial statements for the period from our inception on April 17, 2014, to December 31, 2014, and our unaudited financial statements for the three-month period ending March 31, 2015. Our working capital as of March 31, 2015 and December 31, 2014 was $153,105 and $152,349, respectively.  As of the date of this registration statement, we had cash on hand of approximately $30,152 for our operational needs which will pay off operating expenses for approximately 2 months.

	December 31, 2014 Audited	March 31, 2015 (unaudited)
Financial Summary

Cash	$129,008	$55,003

Total Assets	$161,884	$165,512

Total Liabilities	$ 9,254	$11,223

Total Stockholders’ Equity (Deficit)	$152,630	$154,289

	For the Period From April 17, 2014 (Inception) December 31, 2014 Audited	For the Three Month Period Ended March 31, 2015 (unaudited)
Statement of Operations

Revenue	$ 23,850	$11,925

Cost of sales	$ 16,414	$7,529

Total Operating Expenses	$ 76,571	$ 22,737

Net Loss for the Period	$ 69,135	$ 18,341

THE OFFERING

Shares of Common Stock Offered By Selling Shareholders

561,333

Previous Offering of Our Common Shares

In April 2014, we issued 10,010,000 shares of our common stock to our Founder, Chief Executive Officer, President and Director for the assignment of certain trademarks to us.  In addition, the founder purchased 90,000 shares for cash of $27,000 at $0.30 per share in April 2014.

From our Inception, to present, we sold 501,333 common shares at a price of $0.30 per share or an aggregate of $150,400 (of which $16,000 is a subscription receivable) to 24 investors.  On August 27, 2014, we sold 500,000 shares to our John J. Hadgkiss, our Secretary and Director at the price of $0.18 per share or an aggregate of $90,000.  Since inception, we issued 60,000 shares for consulting services and 30,000 shares for rents. We valued the shares issued for services at $0.30 per share or an aggregate of 18,000.  We valued the shares issued for rents at $0.30 per share or an aggregate of $9,000.  On April 30, 2014 we issued 463,167 shares for legal services which we valued at $0.0216 per share or an aggregate of $10,000. On June 19, 2015, we repurchased 363,167 of the shares issued for legal services at the price of $0.055 per share or an aggregate of $20,000

Shares of Common Stock Outstanding Before the Offering

11,291,333

Shares of Common Stock Outstanding After the Offering

11,291,333

Terms of the Offering

The selling shareholders will determine when and how they will sell the securities offered in this prospectus.

Trading Market

There is currently no trading market for our common stock. We intend to apply soon for quotation on the OTC Bulletin Board.  We will require the assistance of a market-maker to apply for quotation and there is no guarantee that a market-maker will agree to assist us.

Use of Proceeds

We will not receive proceeds from the resale of shares by the selling shareholders.

Risk Factors

The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment.  See “Risk Factors” below.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities.  The statements contained in or incorporated herein, that are not historic facts, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ, materially, from those set forth, in or implied by, forward-looking statements.  If any of the following risks actually occurs, our business, financial condition, or results of operations could be harmed. In that case, you may lose all or part of your investment.

Risks Related to Our Financial Condition

There is substantial doubt about our ability to continue as a going concern as a result of our limited operating history and financial resources, and if we are unable to generate significant revenue or secure financing, we may be required to cease or curtail our operations.

We incurred net losses of $18,341 and $69,135 for the three-month period ending March 31, 2015, and for the period April 17, 2014 (Inception) through December 31, 2014, respectively.  As a result, our independent registered public accounting firm has included an explanatory paragraph in its audit opinion that we may be unable to continue as a going concern. Our limited operating history and financial resources raises substantial doubt about our ability to continue as a going concern and our financial statements contain a going concern qualification. Our financial statements do not include adjustments that might result from the outcome of this uncertainty and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

We are an early stage company with little or no historical performance for you to base an investment decision upon, and we may never become profitable.

We are a recently formed company.  For the three-month period ending March 31, 2015, and the period April 17, 2014 (Inception) through December 31, 2014, we had revenues of $11,925 and $23,850, respectively.  For the three-month period ending March 31, 2015, and the period April 17, 2014 (Inception) through December 31, 2014, we have a net loss of $18,341 and $69,135, respectively.  Accordingly, we have limited historical performance upon which you may evaluate our prospects for achieving our business objectives and becoming profitable in light of the risks, difficulties and uncertainties frequently encountered by early stage companies such as us.  Accordingly, before investing in our common stock, you should consider the challenges, expenses and difficulties that we will face as an early stage company, and whether we will ever become profitable.

We are dependent on the sale of our securities to fund our operations.

To date, we had minimal revenues from our operations. From April 17, 2014 to present, we sold 1,091,333 shares of our common for $267,400 which funds our current operations. Of this amount, $16,000 is a subscription receivable.  We are dependent on the sale of our securities to fund our operations, and will remain so until we generate sufficient revenues to pay for our operating costs.  Our officers and directors have made no written commitments with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees.

If we are unable to generate sufficient revenues for our operating expenses, we will need financing which we may be unable to obtain; should we fail to obtain sufficient financing, our revenues will be negatively impacted.

For the three-months ending March 31, 2015 and the period April 17, 2014 (Inception) through December 31, 2014, we had revenues of $11,925 and $23,850 from the sale of our vodka products.  For the three-months ending March 31, 2015, and the period April 17, 2014 (Inception) through December 31, 2014, we have a net loss of $18,341 and $69,135, respectively.  Because we have limited revenues and lack historical financial data, including revenue data, our future revenues are unpredictable. Our operating expenses are presently approximately $7,500, per month or $90,000, annually. After this registration statement is declared effective our operating expenses will increase by approximately $5,000 per month and be approximately $12,500 per month or $150,000 annually.  We will require $12,500 per month or $150,000 over the next twelve months to meet our existing operational costs, which consist of advertising, salaries, and other general administrative expenses to comply with the costs of being an SEC reporting company.

As of the date of this registration statement, we had cash on hand of approximately $30,152 for our operational needs. If we fail to generate sufficient revenues to meet our monthly operating costs, we will not have available cash for our operating needs after approximately two (2) months.

Until we generate material operating revenues, we require additional debt or equity funding to continue our operations.  We intend to raise additional funds from an offering of our stock in the future; however, this offering may never occur, or if it occurs, we may be unable to raise the required funding.  We do not have any plans or specific agreements for new sources of funding and we have no agreements for financing in place.

Expenses required to operate as a public company will reduce funds available to develop our business and could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Operating as a public company is more expensive than operating as a private company, including additional funds required to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned.  We may also be required to hire additional staff to comply with additional SEC reporting requirements.  We anticipate that the cost of SEC reporting will be approximately $60,000 annually.  Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.  If we fail to meet these requirements, we will be unable to secure a qualification for quotation, of our securities on the OTC Bulletin Board, or, if we have secured a qualification, we may lose the qualification and our securities would no longer trade on the OTC Bulletin Board.  Further, if we fail to meet these obligations and consequently fail to satisfy our SEC reporting obligations, investors will then own stock in a company that does not provide the disclosure available in quarterly, annual reports and other required SEC reports, that would be otherwise publicly available leading to increased difficulty in selling their stock due to our becoming a non-reporting issuer.

Risks Related to Our Business

We may be subject to product liability claims and we do not have insurance coverage for such claims which could negatively impact our financial condition.

By selling vodka beverages, we will face an inherent business risk of exposure to product liability claims in the event that the use of our vodka products results in personal injury or death.  We maintain product liability insurance coverage in the amount of $1,000,000 per incident to protect us from such claims.  A successful product liability claim or series of claims brought against us, in excess of our insurance coverage, would negatively impact our business.

We are dependent on one distiller to manufacture our Blue Diamond Vodka. Failure to obtain satisfactory performance from our distiller or loss of our distiller could cause us to lose sales, incur additional costs, and lose credibility in the marketplace.

We depend on our distiller for the production, bottling, labeling, and capping of our products. We do not have a written agreement with our distiller obligating it to produce our product. The termination of our relationship with our distiller or an adverse change in the terms of its services could have a negative impact on our business. If our distiller increases its prices, we may not have alternative sources of supply and may not be able to raise the prices of our products to cover all, or even a portion, of the increased costs. In addition, if our distiller fails to perform satisfactorily, fails to handle increased orders, or the loss of our distiller, along with delays in shipments of products, could cause us to fail to meet orders, lose sales, incur additional costs, and/or expose us to product quality issues. In turn, this could cause us to lose credibility in the marketplace and damage our relationships with our distributor and consumers, ultimately leading to a decline in our business and results of operations.

Regulatory decisions and changes in the legal, regulatory and tax environment where our vodka is produced and where we operate could limit our business activities or increase our operating costs and reduce our margins.

Our business is subject to extensive regulation regarding production, distribution, marketing, advertising and labeling of beverage alcohol products in the U.S. and in Europe, where our vodka is produced. We are required to comply with these regulations and maintain various permits and licenses. We are also required to conduct business only with holders of licenses to import, warehouse, transport, distribute, and sell spirits. We cannot assure you that these and other governmental regulations, applicable to our industry, will not change or become more stringent. Moreover, because these laws and regulations are subject to interpretation, we may not be able to predict when, and to what extent, liability may arise. Additionally, due to increasing public concern over alcohol-related societal problems, including driving while intoxicated, underage drinking, alcoholism and health consequences from the abuse of alcohol, various levels of government may seek to impose additional restrictions or limits on advertising or other marketing activities promoting beverage alcohol products. Failure to comply with any of the current or future regulations and requirements relating to our industry and products, could result in monetary penalties, suspension or even revocation of our licenses and permits. Costs of compliance with changes in regulations could be significant and could harm our business, as we may find it necessary to raise our prices in order to maintain profit margins, which could lower the demand for our products and reduce our sales and profit potential.

In addition, the distribution of beverage alcohol products is subject to extensive taxation both in the United States and internationally (and, in the United States, at both the federal and state government levels), and beverage alcohol products themselves are the subject of national import and excise duties in most countries around the world. An increase in taxation or in import or excise duties could also significantly harm our sales revenue and margins, both through the reduction of overall consumption and by encouraging consumers to switch to lower-taxed categories of beverage alcohol.

The sales of our products would cease if we cannot maintain listing in the state of Pennsylvania.

Our Blue Diamond Vodka is sold only in the state of Pennsylvania, which is a control state. In Pennsylvania, the state liquor commission, acts in place of distributors and decides which products are to be purchased and offered for sale in its state. Products selected for listing must generally reach certain volumes and/or profit levels to maintain their listings. Products are selected for purchase and sale through listing procedures which are generally made available to new products only at periodically scheduled listing interviews. If, in the future, we are unable to maintain our current license in Pennsylvania, sales of our products could decrease significantly.

Contamination of our products, confusingly similar products, or trademark infringement could harm the image and integrity of, or decrease customer support for, our brands and decrease our sales.

The success of our brand depends upon the positive image that consumers have of the Blue Diamond Vodka name. Contamination, whether arising accidentally or through deliberate third-party action, or other events that harm the integrity or consumer support for our brands, could affect the demand for our products. Contaminants in raw materials purchased from third parties and used in the production of our products or defects in the distillation process could lead to low beverage quality as well as illness among, or injury to, consumers of our products and could result in reduced sales of the affected brand or all of our brands. Also, to the extent that third parties sell products that are either counterfeit versions of our brands or brands that look like our brands, consumers of our brands could confuse our products with products that they consider inferior. This could cause them to refrain from purchasing our brands in the future and, in turn, could impair our brand equity and adversely affect our sales and operations.

Disruptions at our production facility could adversely affect our business.

Our Vodka products are produced at a single location in Estonia and is shipped and stored at a single location in Maryland. A catastrophic event causing physical damage, disruption, or failure at the facility that produces or stores our vodka could adversely affect our business.  A consequence of disruption could be our inability to meet consumer demand for the affected products for a period of time.  In addition, insurance proceeds may be insufficient to cover the replacement value of inventory and other assets if they were to be lost.  Disaster recovery plans may not prevent business disruption, and reconstruction of any damaged facilities could require a significant amount of time.

We face substantial competition in the alcoholic beverage industry and we may not be able to effectively compete.

We sell our vodka products to the state of Pennsylvania who then sells them to retail customers and consumers.  Consolidation among spirits producers, distributors, wholesalers, or retailers could create a more challenging competitive landscape for our products. Consolidation at any level could hinder the distribution and sale of our products as a result of reduced attention and resources allocated to our brands, both during and after transition periods, because our brands might represent a smaller portion of the new business portfolio.  Expansion into new product categories by other suppliers, or innovation by new entrants into the market, could increase competition in our product categories.  Changes to our route-to-consumer models or partners in important markets could result in temporary or longer-term sales disruption, higher implementation-related or fixed costs, and could negatively affect other business relationships we might have with that partner.  Distribution network disruption or fluctuations in our product inventory levels with distributors, wholesalers, or retailers could negatively affect our results for a particular period.

Our competitors may respond to industry and economic conditions more rapidly or effectively than we do.  Our competitors offer products that compete directly with ours for shelf space, promotional displays, and consumer purchases.  Pricing, (including price promotions, discounting, couponing, and free goods), marketing, new product introductions, entry into our distribution networks, and other competitive behavior by our competitors could adversely affect our sales margins, and profitability.

Our business operations may be adversely affected by social, political and economic conditions affecting market risks and the demand for and pricing of our vodka products.  These risks include:

•

Unfavorable economic conditions and related low consumer confidence, high unemployment, weak credit or capital markets, sovereign debt defaults, sequestrations, austerity measures, higher interest rates, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations;

•

Changes in laws, regulations, or policies – especially those that affect the production, importation, marketing, sale, or consumption of our beverage alcohol products;

•

Tax rate changes (including excise, sales, tariffs, duties, corporate, individual income, dividends, capital gains), or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur;

•

Dependence upon the continued growth of brand names;

•

Changes in consumer preferences, consumption, or purchase patterns – particularly away from vodka, and our ability to anticipate and react to them; bar, restaurant, travel, or other on-premise declines;

•

Unfavorable consumer reaction to our products, package changes, product reformulations, or other product innovation;

•

Decline in the social acceptability of beverage alcohol products in our markets;

•

Production facility or supply chain disruption;

•

Imprecision in supply/demand forecasting;

•

Higher costs, lower quality, or unavailability of energy, input materials, labor, or finished goods;

•

Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher implementation-related or fixed costs;

•

Inventory fluctuations in our products by distributors, wholesalers, or retailers;

•

Competitors’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets;

•

Insufficient protection of our intellectual property rights;

•

Product recalls or other product liability claims; product counterfeiting, tampering, or product quality issues;

•

Significant legal disputes and proceedings; government investigations (particularly of industry or company business, trade or marketing practices);

•

Failure or breach of key information technology systems;

•

Negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects; and

•

Business disruption, decline, or costs related to organizational changes, reductions in workforce, or other cost-cutting measures, or our failure to attract or retain key executive or employee talent.

Risks Related To Our Management

Should we lose the services of our Founder, Chief Executive Officer, our financial condition and proposed expansion may be negatively impacted.

Our future depends on the continued contributions of Mark T. Lucero, our Founder, Chief Executive Officer, President and Director who would be difficult to replace.  Mr. Lucero’s services are critical to the management of our business and operations.  We do not maintain key man life insurance on Mr. Lucero.  Should we lose his services, we may be unable to replace his services with equally competent and experienced personnel, and our operational goals and strategies may be adversely affected, which will negatively affect our potential revenues.

Our officers and directors have other business interests and conflict of interests which may not be resolved in our favor.

Our Founder, Chief Executive Officer, President and Director, Mark T. Lucero is the owner of Trademark Holdings, LLC which holds trade names similar to our Blue Diamond Vodka brand name, including White Diamond. Through other companies, Mr. Lucero engages in the distribution of vodka and other alcoholic beverage products bearing these similar trade names in the state of Pennsylvania. As such, Mr. Lucero has conflicts of interest because Trademark Holdings, LLC competes with us for suppliers, customers and management’s time.   Further, we have not entered into employment agreements with Mr. Lucero prohibiting them from engaging in any activity that competes with our business.

Accordingly, the personal interests of our officers and directors are in conflict with our interests and those of our minority stockholders.  We may present our officers and directors with business opportunities, which are mutually desired.  Additionally, in the future, we will compete with these entities for investment capital, technical resources, key personnel and other opportunities, goods, services, etc.  You should carefully consider these conflicts of interest before deciding whether to invest in shares of our common stock.  We have not yet adopted a policy for resolving such conflicts of interest.

Our officers and directors have no experience managing a public company which is required to establish and maintain disclosure controls and procedures, including internal control over financial reporting.

Our management has no experience in managing a public company which is required to establish and maintain disclosure controls and procedures, along with internal control over financial reporting.  As a result, we may not be able to operate successfully as a public company, even if our operations are successful.  We plan to comply with all of the various rules and regulations, which are required for a public company that is reporting company with the Securities and Exchange Commission.  However, if we cannot operate successfully as a public company, your investment may be materially adversely affected.

We will incur additional costs and management time related expenses pertaining to SEC reporting obligations and SEC compliance matters and our management has no experience in such matters.

Mark T. Lucero, our Founder, Chief Executive Officer, President and Director is responsible for managing us and ensuring our compliance with SEC reporting obligations, maintaining disclosure controls and procedures, and internal control over financial reporting.  These public reporting requirements and controls are new to us and at times will require us to obtain outside assistance from legal, accounting, or other professionals which will increase our costs of doing business.  Should we fail to comply with SEC reporting and internal controls and procedures, we may be subject to securities law violations, that may result in additional compliance costs or costs associated with SEC judgments or fines, each of which would increase our costs and negatively affect our potential profitability, including our ability to conduct our business.

Because we do not have an audit or compensation committee, shareholders will be required to rely on the members of our board of directors, who are not independent, to perform these functions.

We do not have an audit or compensation committee or board of directors as a whole that is composed of independent directors.  Because our directors are also our officers and controlling shareholders, they are not independent.  There is a potential conflict between their or our interests and our shareholders’ interests, since our directors are also our officers who will participate in discussions concerning management compensation and audit issues that may affect management decisions.  Until we have an audit committee or independent directors, there may be less oversight of management decisions and activities and little ability for minority shareholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority shareholders.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the JOBS Act.  For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1,000,000,000, if we issue more than $1,000,000,000 in non-convertible debt in a three year period, or if the market value of our common stock held by non-affiliates exceeds $100,000,000 as of any April 30 before that time, in which case we would no longer be an emerging growth company as of the following April 30.  We cannot predict whether investors will find our common stock less attractive because we may rely on these exemptions.  If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Risks Related to Our Common Stock

The offering price of the common shares being registered on behalf of Selling Shareholders named in this registration statement has been arbitrarily determined by us and bears no relationship to any criteria of value; as such, investors should not consider the offering price or value to be an indication of the value of the shares being registered.

Currently, there is no public market for our common stock.  The offering price for the common shares being registered on behalf of the selling shareholders named in this registration statement has been arbitrarily determined by us and is not based on assets, operations, book or other established criteria of value.  Thus, investors should be aware that the offering price does not reflect the market price or value of our common shares.

Our officers and directors have voting control over all matters submitted to a vote of our common stockholders, which will prevent our minority shareholders from having the ability to control any of our corporate actions.

As of the date of this prospectus, we had 11,291,333 shares of common stock outstanding, each entitled to one vote per common share.  Our Founder, Chief Executive Officer, President and Director, Mark T. Lucero, controls 10,100,000 common shares which entitles him to control approximately 89% of the votes on all matters submitted to a vote of our common stockholders.  As a result, Mr. Lucero has the ability to determine the outcome of all matters submitted to our stockholders for approval, including the election of directors.  Our management’s control of our voting securities may make it impossible to complete some corporate transactions without its support and may prevent a change in our control.  In addition, this ownership could discourage the acquisition of our common stock by potential investors and could have an anti-takeover effect, possibly depressing the trading price of our common stock.

Our common stock is not currently quoted or listed and may never be quoted or listed by the OTC Bulletin Board or any other listing or quotation service and if listed, no market may ever develop for our common stock, or if developed, may not be sustained in the future. Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

Our common stock is currently not quoted on any market.  No market may ever develop for our common stock, or if developed, may not be sustained in the future.  The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there might be significant state law restrictions upon the ability of investors to resell our shares.  Accordingly, even if we are successful in having the shares available for trading on the OTC Bulletin Board, investors should consider any secondary market for our common shares to be a limited one.  We intend to seek coverage and publication of information regarding the company in an accepted publication, which permits a "manual exemption."  This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state.  However, it is not enough for the security to be listed in a recognized manual.  The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information.  Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities.  Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals.  A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals.  The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Accordingly, our common shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  We anticipate that our common stock will be a “penny stock”, and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”.  This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers.  For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale.  As a result, this rule may affect the ability of broker-dealers to sell our common shares and may affect the ability of purchasers to sell any of our common shares in the secondary market.

For any transaction (other than an exempt transaction) involving a penny stock, the rules require delivery, prior to such transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market.  Disclosure is also required to be made regarding sales commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities.  Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule.  In any event, even if our common stock is exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Sales of our common stock under Rule 144 could reduce the price of our stock.

11,291,333 common shares outstanding are currently eligible for resale under Rule 144.  In general, persons holding restricted securities in a SEC reporting company, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  If substantial amounts of our common stock become available for resale under Rule 144, prevailing market prices for our common stock will be reduced.

Our common stock is not currently quoted or listed and may never be quoted or listed by the OTC Bulletin Board or any other listing or quotation service.  If we are not required to continue filing reports under Section 15(d) of the Securities Exchange Act of 1934 in the future, for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8-A, our common shares (if listed or quoted) would no longer be eligible for quotation, which could reduce the value of your investment.

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission as required under Section 15(d).  However, if in the future we are not required to continue filing reports under Section 15(d), for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8-A upon the occurrence of such an event, our common stock can no longer be quoted on the OTC Bulletin Board, which could reduce the value of your investment.  Of course, there is no guarantee that we will be able to meet the requirements to be able to cease filing reports under Section 15(d), in which case we will continue filing those reports in the years after the fiscal year in which this registration statement is declared effective.  Filing a registration statement on Form 8-A will require us to continue to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC.  In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  Thus the filing of a Form 8-A in such event makes our common shares continued to be able to be quoted on the OTC Bulletin Board.

We may, in the future, issue additional securities, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize us to issue 100,000,000 shares of common stock.  As of the date of this prospectus, we had 11,291,333 shares of common stock outstanding.  Accordingly, we may issue up to an additional 88,708,667 shares of common stock.  The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders.  We may value any common stock issued in the future on an arbitrary basis including for services or acquisitions or other corporate actions that may have the effect of diluting the value of the shares held by our stockholders, and might have an adverse effect on any trading market for our common stock.  Our board of directors may designate the rights, terms and preferences of our authorized but unissued preferred shares at its discretion including conversion and voting preferences without notice to our shareholders.

We will be subject to the 15(d) reporting requirements under the Securities Exchange Act of 1934, upon effectiveness of this registration statement which does not require a company to file all the same reports and information as a fully reporting company.

Upon effectiveness of this registration statement, we will be subject to the 15(d) reporting requirements according to the Securities Exchange Act of 1934.  We are required to file the necessary reports in the fiscal year that the registration statement is declared effective.  After that fiscal year and provided that we have less than 300 shareholders, we are not required to file these reports.  If the reports are not filed, the investors will have reduced information about us including about our business, plan of operations and financial condition.  In addition, as a filer subject to Section 15(d) of the Exchange Act, we are not required to prepare proxy or information statements; our common stock will not be subject to the protection of the going private regulations; we will be subject to only limited portions of the tender offer rules; our officers, directors, and more than ten (10%) percent shareholders are not required to file beneficial ownership reports about their holdings of our common shares; that these persons will not be subject to the short-swing profit recovery provisions of the Exchange Act; and that more than five percent (5%) holders of classes of your equity securities will not be required to report information about their ownership positions in the securities.

There is no assurance of a public market or that our common stock will ever trade on a recognized stock exchange.  Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our common stock.  Our shares have not been listed or quoted on any exchange or quotation system.  There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained.  In the absence of a trading market, an investor may be unable to liquidate their investment.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance our business.  As a result, we do not anticipate paying any cash dividends in the foreseeable future.  Our payment of any future dividends will be at the sole discretion of our Board of Directors after considering whether we have generated sufficient revenues, our financial condition, operating results, cash needs, growth plans and other factors.  Accordingly, investors that are seeking cash dividends should not purchase our common stock.

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although the federal securities law provides a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks.  As a result, if we are a penny stock we will not have the benefit of this safe harbor protection in the event of any claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus are “forward-looking statements.”  These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors”.  The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements.  We caution you not to place undue reliance on these forward-looking statements.  We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments.  However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer.  Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

We will not receive proceeds from the sale of the shares by selling shareholders.

DETERMINATION OF OFFERING PRICE

In April 2014, 10,010,000 shares of common stock were issued to Mark Lucero, our Founder, Chief Executive Officer, President and Director in exchange for the title to our trademarks.  In addition, Mr. Lucero purchased 90,000 shares for cash of $27,000 at $0.30 per share in April 2014.

From our Inception, to present, we sold an additional 501,333 common shares at a price of $0.30 per share or an aggregate of $150,400 (of which $16,000 represents a subscription receivable) to 24 investors.  On August 27, 2014, we sold 500,000 shares to our John J. Hadgkiss, our Secretary and Director at the price of $0.18 per share or an aggregate of $90,000.  Since inception, we issued 60,000 shares for consulting services and 30,000 shares for rents. We valued the shares issued for services at $0.30 per share or an aggregate of 18,000.  We valued the shares issued for rents at $0.30 per share or an aggregate of $9,000.  On April 30, 2014 we issued 463,167 shares for legal services. We valued the shares issued for legal services at $0.0216 per share or an aggregate of $10,000. On June 19, 2015, we repurchased 363,167 of the shares issued for legal services for $0.055 per share or an aggregate of $20,000.

We are registering 421,333 shares sold for cash consideration, 110,000 issued for services and 30,000 shares issued for rent.

Our management has determined the offering price for the common shares being registered in this offering on behalf of the selling shareholders.  The offering price of the shares has been determined arbitrarily by us. It is not based upon an independent assessment of the value of our shares and should not be considered as such.  The price of the shares the selling shareholders are offering was arbitrarily determined.  The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

•

Our limited revenues;

•

Our growth potential; and

•

The price we believe a purchaser is willing to pay for our stock.

The offering price of the shares by the selling shareholders does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation.  Prior to this offering, there has been no market for our securities.  Accordingly, the offering price should not be considered an indication of the actual value of the securities.

DILUTION

Not applicable.  We are not offering any shares in this registration statement.  All shares are being registered on behalf of our selling shareholders.

SELLING STOCKHOLDERS

The selling shareholders named below are selling the securities described below.  The table assumes that all of the securities will be sold in this offering.  However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering.

We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated.  We will not receive any proceeds from the sale of the securities by the selling security holders.  None of our selling shareholders is or is affiliated with a broker-dealer.  All selling shareholders may be deemed underwriters. The percentages below are based upon 11,291,333 common shares outstanding.

In April 2014, 10,010,000 shares of common stock were issued to the initial founder as the consideration for assigning the company the title of trademarks, which were owned by a company wholly owned by our founder. In addition, the founder purchased 90,000 shares for cash of $27,000 at $0.30 per share in April of 2014.

From our Inception, to present, we sold an additional 501,333 common shares at a price of $0.30 per share or an aggregate of $150,400 (of which $216,000 represents a subscription receivable) to 24 investors.  On August 27, 2014, we sold 500,000 shares to our John J. Hadgkiss, our Secretary and Director at the price of $0.18 per share or an aggregate of $90,000.  Since inception, we issued 60,000 shares for consulting services and 30,000 shares for rents. We valued the shares issued for services at $0.30 per share or an aggregate of 18,000.  We valued the shares issued for rents at $0.30 per share or an aggregate of $9,000.  One April 30, 2014, we issued 463,167 shares for legal services which we valued at $0.0216 per share or an aggregate of $10,000. On June 19, 2015, we repurchased 363,167 of the shares issued for legal services valued at $0.055 per share or an aggregate of $20,000.

We are registering 421,333 common shares sold for cash consideration, 110,000 common shares issued for services, and 30,000 shares issued for rent.  We are not registering common shares held directly or indirectly by our officers or directors.

We relied on Section 4(2) of the Securities Act of 1933, as amended for the offer and sale of the securities in the chart below.  We believe that Section 4(2) was available because:

•

Each investor had a pre-existing relationship with: (i) our Founder, Chief Executive Officer, President and Director, Mark T. Lucero at the time of the offer and sale;

•

None of these issuances involved underwriters, underwriting discounts or commissions;

•

Restrictive legends were and will be placed on all certificates issued as described above; and

•

The offer and sale of the securities did not involve general solicitation or advertising.

In connection with the foregoing transactions, we provided the following to all investors:

•

Access to all of our books and records.

•

Access to all material contracts and documents relating to our operations.

•

The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Name of the Beneficial Holder	Number of Common Shares Held Before the Offering (1)	Percentage Owned Before the Offering	Number of Common Shares Being Offered	Shares Held After The Offering Assuming All Common Shares Being Registered Are Sold (1)	Percentage Held After The Offering Assuming All Common Shares Being Registered Are Sold
Chad Gabersek	17,000	<1%	17,000	0	0
William R. Pollock, Jr.	17,000	<1%	17,000	0	0
David C. Quinn	23,000	<1%	23,000	0	0
Sara J. Flasher	50,000	<1%	50,000	0	0
Terry S. Cook	80,000	<1%	50,000	30,000	0
Yu Chi Wang	10,000	<1%	10,000	0	0
Jerry Rabinowitz	5,000	<1%	5,000	0	0
Kenneth Ciesielka	10,000	<1%	10,000	0	0
Doreen M. Mossey	10,000	<1%	10,000	0	0
Dean R. Manna	10,000	<1%	10,000	0	0
Michael Iacovelli	10,000	<1%	10,000	0	0
Rex P. Gatto	10,000	<1%	10,000	0	0
Thomas Litman	7,000	<1%	7,000	0	0
Hamilton & Associates Law Group, P.A.	100,000	<1%	50,000	50,000	<1%
Jason Valenti (3)	26,000	<1%	26,000	0	0
George Dayieb (4)	90,000	<1%	50,000	40,000	<1%
William Baker (5)	30,000	<1%	30,000	0	0

Ching Kui Weng (6)	60,000	<1%	50,000	10,000	<1%
Subramoniam Jayakomar(7)	20,000	<1%	20,000	0	0
RCH Pittsburgh LLC (8)	10,000	<1%	10,000	0	0
JPDO Holdings, LLC (9)	30,000	<1%	30,000	0	0
Dawn Fuchs	33,333	<1%	33,333	0	0
Mark H. Loevner	16,000	<1%	16,000	0	0
Diane Flynn	5,000	<1%	5,000	0	0
Krishnasamy Karuppiah	7,000	<1%	7,000	0	0
K.G. Pai	5,000	<1%	5,000	0	0
Total	691,333		561,333	130,000

(1) Based upon 11,291,333 shares outstanding.

(2) On April 30, 2014, we issued 463,167 common shares to Hamilton & Associates Law Group, P.A. for legal services.  Hamilton & Associates Law Group, P.A., is a Florida Corporation, owned by Brenda Hamilton. On June 19, 2015 we repurchased 363,167 of these shares for the per share price of $0.055 or an aggregate of $20,000.

(3) On September 23, 2014 we sold 6,000 shares to Jason Valenti for the per share price of $0.30 or an aggregate of

$1,800. On September 23, 2014 we issued 20,000 shares to Mr. Valenti for rent of our location at 8179 Steubenville Pike, Imperial, PA 15126.

(4) On October 3, 2014, we issued 20,000 shares to George Dayieb for services. On October 21, 2014 we sold 70,000 shares to George Dayieb at a price of $0.30 per share or an aggregate of $21,000.

(5) On October 6, 2014, we issued 20,000 shares to William Baker for services.  On October 6, 2014 we sold 10,000 shares to William Baker at a price of $0.30 per share or an aggregate of $3,000.

(6) On October 20, 2014 we issued 10,000 shares to Ching Kui Weng for services. On November 21, 2014, we sold 50,000 shares to Ching Kui Weng for $15,000.

(7) On March 22, 2015, we sold 10,000 common shares to Subramoniam Jayakomar at the price of $.30 per share or an aggregate of $3,000. On February 12, 2015, we issued 10,000 common shares to Subramoniam Jayakomar for services rendered to us.

(8) On April 20, 2015, we issued 10,000 shares to RCH Pittsburgh LLC, a Pennsylvania LLC controlled by Richard C. Hvizdak, for rent of our location at 554 33rd St., Pittsburgh, PA 15201.

(9) JPDO Holdings, LLC is a Pennsylvania limited liability company controlled by James Pastore.

A listing of all of the Company’s stockholders is presented below:

Name	Price Per Share Paid	Total Consideration Paid by Shareholder	Number of Shares	Payment Method	Relationship At Time Of Purchase	Sale Date
Mark T. Lucero	$0.30	$27,000	90,000	Check	Founder, Chief Executive Officer, Director, President	4/17/2014
Mark T. Lucero	Blue Diamond & Diamond Girl Trade Names	Blue Diamond & Diamond Girl Trade Names	10,000,000	Blue Diamond & Diamond Girl Trade names	Founder, Chief Executive Officer, Director, President	4/21/2014
Mark Lucero	White Crystal and Blue Crystal Trade Names	White Crystal and Blue Crystal Trade Names	10,000	White Crystal and Blue Crystal Trade Names	Founder, Chief Executive Officer, Director, President	4/21/2014
Hamilton & Associates Law Group. P.A. (7)	Services Rendered	Services Rendered	100,000	Services Rendered	Legal Counsel	4/30/2014
Chad Gabersek	$0.30	$5,100	17,000	Check	Pre-existing relationship with Mark T. Lucero	6/21/2014
John J. Hadgkiss	$0.18	$90,000	500,000	Check	Officer/Director	8/27/2014
Jason Valenti	$0.30	$1,800	6,000	Check	Pre-existing relationship with Mark T. Lucero	9/23/2014
Jason Valenti	Rent	Rent	20,000	Rent	Pre-existing relationship with Mark T. Lucero	9/23/2014
George Dayieb	Services Rendered	Services Rendered	20,000	Services Rendered	Pre-existing relationship with Mark T. Lucero	10/3/2014
George Dayieb	$0.30	$21,000	70,000	Check	Pre-existing relationship with Mark T. Lucero	10/21/2014
William Baker	Services Rendered	Services Rendered	20,000	Services Rendered	Pre-existing relationship with Mark T. Lucero	10/6/2014
William Baker	$0.30	$3,000	10,000	Check	Pre-existing relationship with Mark T. Lucero	10/6/2014
William Pollock	$0.30	$5,100	17,000	Check	Pre-existing relationship with Mark T. Lucero	10/9/2014
David Quinn	$0.30	$6,900	23,000	Check	Pre-existing relationship with Mark T. Lucero	10/9/2014
Sara Flasher	$0.30	$15,000	50,000	Check	Pre-existing relationship with Mark T. Lucero	10/20/2014
Ching Kui Weng	Services Rendered	Services Rendered	10,000	Services Rendered	Pre-existing relationship with Mark T. Lucero	10/20/2014
Ching Kui Weng	$0.30	$15,000	50,000	Check	Pre-existing relationship with Mark T. Lucero	10/20/2014

Terry Cook	$0.30	$24,000	80,000	Wire	Pre-existing relationship with Mark T. Lucero	11/21/2014
Yu Chi Wang	$0.30	$3,000	10,000	Check	Pre-existing relationship with Mark T. Lucero	12/5/2014
Jerry Rabinowitz	$0.30	$1,500	5,000	Check	Pre-existing relationship with Mark T. Lucero	12/18/2014
Kenneth Ciesielka	$0.30	$3,000	10,000	Check	Pre-existing relationship with Mark T. Lucero	12/18/2014
Doreen Mossey	$0.30	$3,000	10,000	Check	Pre-existing relationship with Mark T. Lucero	1/22/2015
Dean Manna	$0.30	$3,000	10,000	Check	Pre-existing relationship with Mark T. Lucero	1/22/2015
Michael Iacovelli	$0.30	$3,000	10,000	Check	Pre-existing relationship with Mark T. Lucero	3/1/2015
Subramoniam Jayakomar	$0.30	$3,000	10,000	Check	Pre-existing relationship with Mark T. Lucero	3/22/2015
Subramoniam Jayakomar	Services Rendered	Services Rendered	10,000	Services Rendered	Pre-existing relationship with Mark T. Lucero	2/12/2015
Rex Paul Gatto	$0.30	$3,000	10,000	Check	Pre-existing relationship with Mark T. Lucero	4/15/2015
Thomas Litman	$0.30	$2,100	7,000	Check	Pre-existing relationship with Mark T. Lucero	4/17/2015
RCH Pittsburgh LLC	Rent	Rent	10,000	Rent	Pre-existing relationship with Mark T. Lucero	4/20/2015
JPDO Holdings, LLC	$.30	$9,000	30,000	Check	Pre-existing relationship with Mark T. Lucero	4/20/2015
Mark H. Loevner	$.30	$4,800	16,000	Check	Pre-existing relationship with Mark T. Lucero	5/8/2015
Dawn Fuchs	$.30	$10,000	33,333	Check	Pre-existing relationship with Mark T. Lucero	5/15/2015
Diane Flynn	$.30	$1,500	5,000	Check	Pre-existing relationship with Mark T. Lucero	5/18/2015
Krishnasamy Karuppiah	$.30	$2,100	7,000	Check	Pre-existing relationship with Mark T. Lucero	5/28/2015
KG Pai	$.30	$1,500	5,000	Check	Pre-existing relationship with Mark T. Lucero	6/02/15

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws.  Our Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

We are authorized to issue 100,000,000 shares of common stock, without par value, and no shares of preferred stock.  As of the date of this prospectus there are 11,291,333 shares of our common stock issued and outstanding held by 28 stockholders of record.

Common Stock

Each share of our common stock entitles the holder to one (1) vote, either in person or by proxy, at meetings of shareholders.  The shareholders are not permitted to vote their shares cumulatively.  Accordingly, the holders of more than fifty percent (50%) of the total voting rights on matters presented to our common stockholders can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any such directors.  The vote of the holders of a majority of the holders entitled to vote on matters submitted to our common stockholders including of our preferred stock described below is sufficient to authorize, affirm, ratify, or consent to such act or action, except as otherwise provided by law.

To date, we have paid no cash dividends on our shares of common stock.  Any future payment of dividends will be at the discretion of our board of directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.  We have no present plans for future cash or stock dividends.  We intend to retain future earnings, if any, to provide funds for operation of our business.

Holders of our common stock have no preemptive rights.

Upon our liquidation or dissolution, the assets legally available for distribution to holders of shares of the common stock, after payment of all of our obligations, are distributable ratably among the holders of the then outstanding common stock.

Preferred Stock

We are not authorized to issue preferred stock.

MARKET FOR OUR SECURITIES AND RELATED SHAREHOLDER MATTERS

There is presently no established public trading market for our shares of common stock.  We anticipate on applying for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms apart.  However, we can provide no assurance that our shares of common stock will be traded on the Bulletin Board or, if traded, that a public market will materialize.

Holders

As of the date of this registration statement, we had 28 shareholders of our common stock.

Transfer Agent and Registrar

Island Stock Transfer is currently the transfer agent and registrar for our common stock. Island Stock Transfer’s address is 15500 Roosevelt Boulevard, Suite 301, Clearwater, FL 33760.  Its phone number is 727-289-0010.  Its email is info@islandstocktransfer.com.

Dividends

Since our inception on April 17, 2014, we have not paid any dividends on our common stock.  We do not anticipate paying any cash dividends in the foreseeable future on our common stock.  Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our board of directors will have the discretion to declare and pay dividends in the future.  Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our board of directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

We presently do not have any equity based or other long-term incentive programs.  In the future, we may adopt and establish an equity-based or other long-term incentive plan if it is in the best interest of the Company and our shareholders to do so.

Penny Stock Considerations

Our shares will be "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

•

Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

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Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

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Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

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Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded.  In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.  Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of common stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this Prospectus, no filing has been made.  Based upon our counsel's prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2-8 weeks for FINRA to issue a trading symbol and allow sales of our common stock under Rule 144.

Sales of our common stock under Rule 144

We presently have 11,291,333 common shares outstanding.  Of these shares, 691,333 common shares are held by non-affiliates and 10,600,000 common shares are held by affiliates, which Rule 144 of the Securities Act of 1933 defines as restricted securities.  None of our outstanding shares are eligible for resale under Rule 144.

561,333 shares of our common shares held by non-affiliates and no shares held by affiliates are being registered in this offering.  The remaining non-affiliate shares as well as all of the remaining affiliates’ shares will still be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Reports to Shareholders

As a result of this offering and assuming the registration statement is declared effective before December 31, 2015, as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through December 31, 2015, including a Form 10-K for the year ended December 31, 2015, assuming this registration statement is declared effective before that date.  At or prior to December 31, 2015, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act.  This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC.  In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on December 31, 2015.  If we do not file a registration statement on Form 8-A at or prior to December 31, 2015, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.  We will deliver an annual report to our security holders that will include audited financial statements regardless of whether we are obligated to do so.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1.  For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto.  The registration statement and exhibits and any materials we file with the Commission may be read and copied, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission and state the address of that site (http://www.sec.gov).  Our registration statement and other information we file with the SEC is available at the web site maintained by the SEC at http://www.sec.gov.

OUR BUSINESS

Overview

Vodka Brands Corp, is referred to herein as the “Company,” “us” or “we”.   We are an early stage company, incorporated in the state of Pennsylvania on April 17, 2014, to develop, market and distribute vodka products bearing our Blue Diamond trade name.

Our principal executive offices are located at 554 33rd Street, Pittsburgh, Pennsylvania 15201.  Our telephone number is 412-681-7777. Our website is located at www.BlueDiamondVodka.com.  The information contained on our website is not part of this prospectus.

We have never declared bankruptcy, have never been in receivership, and have never been involved in any legal action or proceedings.

Our first sale of Blue Diamond Vodka was in May of 2014. For the three-months ending March 31, 2015 and the period April 17, 2014 (Inception) through December 31, 2014, we have a net loss of $18,341 and $69,135, respectively.  For the three-months ending March 31, 2015 and year ending December 31, 2014, we had revenues of $11,925 and $23,850, respectively.

In April 2014, we issued 10,010,000 shares of our common stock to Mark Lucero, our Founder, Chief Executive Officer, President and Director for the assignment of our tradenames.

From our Inception, to present, we sold an additional 501,333 common shares at a price of $0.30 per share or an aggregate of $150,400 (of which $16,000 represents a subscription receivable) to 24 investors.  On August 27, 2014, we sold 500,000 shares to our John J. Hadgkiss, our Secretary and Director at the price of $0.18 per share or an aggregate of $90,000.  Since inception, we issued 60,000 shares for consulting services and 30,000 shares for rents. We valued the shares issued for services at $0.30 per share or an aggregate of 18,000.  We valued the shares issued for rents at $0.30 per share or an aggregate of $9,000.  We also issued 463,167 shares for legal services. We valued the shares issued for legal services at $10,000. On June 19, 2015, we repurchased 363,167 shares from the attorney issued in relation to the legal services. We paid $20,000 for the repurchased shares.

As of June 26, 2015, we had cash on hand of approximately $30,152 for our operational needs.

Our Business

We import and sell vodka under the Blue Diamond trade name to Pennsylvania state owned liquor stores.  Our vodka is 40% proof and grain based. In Pennsylvania, alcoholic beverages can only be sold to the state of Pennsylvania Liquor Control Board who acts as a distributor and supplier of the product. The state of Pennsylvania then sells the product to individual liquor retailers, such as liquor stores, restaurants, bars, supermarkets and other outlets that are licensed to sell alcoholic beverages.

We are dependent on the state of Pennsylvania not only for sales but also for product placement and retail store distribution. We have no distribution agreements or minimum sales requirements with the State of Pennsylvania and they are under no obligation to distribute our vodka products. The state of Pennsylvania also distributes the products and brands of our competitors.

Upon placing an order, payment is made by the state of Pennsylvania within 60 days after being invoiced for the order. Invoicing occurs within 10 days of an order being placed. Our first order from the state of Pennsylvania was in April of 2014.

Since inception, we did the following:

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In April 2014, we acquired the rights to the Blue Diamond Vodka brand from Mark T. Lucero, our Founder, Chief Executive Officer, President and Director.

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In April 2014, we acquired the inventory of Blue Diamond Vodka held by Beverages Brands, Inc. a company controlled by Mark T. Lucero, our Founder, Chief Executive Officer, President and Director.

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In April of 2014, we entered into an arrangement with the state of Pennsylvania to distribute Blue Diamond Vodka.

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In April 2014, we entered into an arrangement with Overflo Warehouse LLC to store our inventory.

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In April of 2014, we sold our first Blue Diamond Vodka to the state of Pennsylvania.

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In May of 2014, our Blue Diamond Vodka was sold at retail outlets in Pennsylvania.

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In May of 2014, we sponsored the American Heart Association Fundraiser in Pittsburgh, Pennsylvania.

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In May of 2014, we sponsored the Animal Rescue League Fundraiser in Pittsburgh, Pennsylvania.

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In June of 2014, we sponsored the Children’s Hospital Pediatric Transplant Fundraiser in Pittsburgh, Pennsylvania.

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In September of 2014, we sponsored Partners for Quality Charity Fashion Show/ Allegheny Children’s Initiative.

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In November of 2014, we sponsored the Charlie Batch Foundation Charity Fundraiser.

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During December of 2014, we entered into various agreements, with respect to our production of Blue Diamond Vodka.

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During December of 2014, we established manufacturing, labeling and bottling arrangements with our producer in Estonia.

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In December 2015, we used television advertisements on WPGH Pittsburgh, a local television station to promote Blue Diamond Vodka.

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In January of 2015, we re-designed our bottles and closures.

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In January 2015, we purchased print ads for publication in Nightwire, a Pittsburgh magazine.

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In January of 2015, we applied for a Federal license to import and wholesale liquor in the United States from the Alcohol and Tobacco Tax and Trade Bureau, a division of the U.S. Department of the Treasury.

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In February 2015, we completed new graphic design, bottle closures and verbiage, for our Blue Diamond Vodka.

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In February 2015, we purchased 1,200 cases of Blue Diamond Vodka from our producer.

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In April of 2015, we sponsored the Pittsburgh Zoo Cocktail Party Fundraiser.

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In April of 2015, we received our Federal license to act as an importer and wholesaler of alcoholic beverages in the United States, from the Alcohol and Tobacco Tax and Trade Bureau, a division of the U.S. Department of the Treasury.

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In June 2015, we sponsored the Children’s Hospital Pediatric Transplant Fundraiser in Pittsburgh.

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Since our inception, we received $267,400 from the sale of 1,091,333 shares of our common stock to investors in a private placement.

Production

There are several steps in the production and supply process for Blue Diamond Vodka. First, Blue Diamond Vodka is distilled multiple times using multiple carbon filtrations. This is a multi-stage process that converts basic ingredients, including grain into alcohol. Next, the alcohol is processed to remove all other chemicals to the maximum extent possible, so that the resulting liquid will be odorless, colorless, and have a smooth quality with minimal harshness. Achieving a high level of purity is relatively complex and involves a series of distillations and filtration processes.

After the distillation and purification is completed, the product is bottled. This involves several important stages, including bottle and label design and procurement, filling of the bottles, applying caps, and packaging the bottles for shipment.

We do not have significant investment in distillation, bottling, other production facilities or equipment. Instead, we have relationships with a distillery in Estonia that provides production, bottling, labeling and capping.  The finished product is shipped from the distillery in Estonia to the Port of Baltimore in Maryland where it is processed through customs and stored at Overflow Warehouse, a U.S. Government licensed bonded warehouse, until sold.

Sales and Customers

To date, all of our revenues have been generated from the sale of our Blue Diamond Vodka to the state of Pennsylvania Liquor Control Board. To date we have sold two thousand seven hundred (2,700), 750 milliliter (ml) bottles, at the price of $159, per 12 bottle case.

Marketing Strategy

Our core marketing strategy is to brand our vodka trade name “Blue Diamond” by sponsorships of charitable and social events, print and local television advertising, social media and point of purchase information.

We place significant emphasis on advertising, marketing and promotional activities to establish and reinforce the image of the Blue Diamond Vodka brand, with the objective of building brand recognition.

We employ marketing, sales and customer service personnel on an as needed basis for specific events to build brand awareness. We use a range of marketing strategies and tactics to build brand equity and increase sales, including point-of-sale materials, event sponsorship, in-store and on-premise promotions, public relations, and a variety of other traditional and non-traditional marketing techniques to support the sales of all of our products.

We have participated in numerous charitable events as part of our marketing strategy and plan to do so in the future.

We also place heavy emphasis on vodka tastings at charitable and social events. Event sponsorship is an economical way for us to have Blue Diamond Vodka tasted by consumers, and we participate in trend setting events. We plan to continue to conduct on-premise promotions in the Pittsburgh market.

We support our marketing efforts for the Blue Diamond brand, with point-of-sale materials such as case cards.

We place a significant emphasis on our bottle design, labeling and packaging to establish and reinforce the image of our brand name. For instance, our Blue Diamond Vodka is frosted and includes attractive screen printing. The bottle is sealed with a silver bottle closure and comes in a blue velvet embroidered pouch with a drawstring.

We believe that a marketing mix of sponsorships and event promotions, social media, print advertising in local media and internet advertising providing information and samples of our vodka products, at social and charitable events, is a strategy to increase sales.

Licenses

In April of 2015, we received our license to act as a wholesaler and importer of alcoholic beverages in the United States, from the Alcohol and Tobacco Tax and Trade Bureau, a division of the U.S. Department of the Treasury.

Raw Materials

We purchase our finished vodka product from our contract manufacture. Raw materials used to make our vodka products are available from a variety of suppliers. In the event, our contract manufacture is unable to obtain raw materials necessary to make our vodka products, we believe that alternative sources of raw materials would be available. We have not experienced any material adverse effect on our business as a result of shortages of raw materials. An unexpected interruption or a shortage in supply of raw materials, could adversely affect our business derived from these products.

Research and Development

All of our research to date has been done by Mark T. Lucero, our Founder, Chief Executive Officer, President and Director.  We have not spent funds on research and development since inception.

Intellectual Property

We hold four trade names registered with the United States Patent & Trademark Office (USPTO). These are Blue Diamond (USPTO 78523193), Diamond Girl (USPTO 85587393), White Crystal (USPTO 2,993,050), and Blue Crystal (USPTO 3,490,176). We presently only sell vodka products under Blue Diamond vodka name.

Employees and Consultants

As of the date of this registration statement, we have one full-time employee, who is our Founder, Chief Executive Officer, President and Director, Mark T. Lucero. We have one part time employee, John J. Hadgkiss, who is our Secretary and Director. We also use the services of independent contractors for marketing and product placement on an as needed basis. None of our employees are represented by a collective bargaining agreement, nor have we experienced any work stoppages.  We believe that we maintain good relationships with our employees.

Agreements with Consultants

Agreement with Anthony Kim

On April 28, 2015, we entered into an agreement with Anthony Kim to provide consulting services to us for procurement of distributors, securing retailers such as bars and restaurants and securing brokers to promote the company to their customers and investors. We pay Mr. Kim $1,000 per month for his services. Mr. Kim is obligated to provide us with up to 50 hours of service per month.  The agreement can be terminated at any time by either party.

Consulting Agreement with Subramoniam Jayakumar

On February 12, 2015, we entered into an agreement with our shareholder, Subramoniam Jayakumar to provide marketing, promotion and consulting services to us.  The agreement expires on February 12, 2016. We issued 10,000 common shares to Mr. Jayakumar for his services. We valued the shares at the per share price of $.30 or an aggregate of $3,000.

Consulting Agreement with Ching Kui Weng

On October 20, 2014, we entered into an agreement with our shareholder, Ching Kui Weng to provide import and export consulting services to us.  The agreement expires on October 20, 2016. We issued 10,000 common shares to Mr. Weng for his services. We valued the shares at the per share price of $.30 or an aggregate of $3,000.

Agreement with George Dayieb

On October 3, 2014, we entered into an agreement with George Dayieb, our shareholder to provide marketing and consulting services to us.  The agreement expires on October 3, 2015. We issued 20,000 common shares to Mr. Dayieb for his services. We valued the shares at the per share price of $.30 or an aggregate of $6,000.

Agreement with William Scott Baker

On October 6, 2014, we entered into an agreement with William Scott Baker, our shareholder to provide services to us. The agreement expires on October 6, 2015. We issued 20,000 common shares to Mr. Baker for his services. We valued the shares at the per share price of $.30 or an aggregate of $6,000.

Property

We lease approximately 400 square feet of warehouse space at 554 33rd St., Pittsburgh, PA 15201, from RCH Pittsburgh LLC, a company controlled by Richard C Hvizdak. We paid annual rent of 10,000 shares of our common stock for this location. We lease approximately 600 square feet of office space at 8179 Steubenville Pike, Imperial, PA 15126 from Jason Valenti. We paid annual rent of 20,000 shares of our common stock for this location.

Competition

We believe that we compete on the basis of quality, price, brand recognition and distribution strength. We compete with other alcoholic beverages for consumer purchases, as well as for shelf space in retail stores and restaurant presence. We compete with numerous local, national, multinational producers and distributors of beverage alcohol products, selling products in Pennsylvania, many of which have greater resources than us. There is no n assurance we will not be able to compete effectively.

Government Regulation

As holder of federal beverage alcohol permits, we are subject to the jurisdiction of the Federal Alcohol Administration Act (27 CFR Parts 19, 26, 27, 28, 29, 31, 71 and 252), U.S. Customs Laws (USC Title 19), Internal Revenue Code of 1986 (Subtitles E and F), and the Alcoholic Beverage Control Laws of Pennsylvania.

The Alcohol and Tobacco Tax and Trade Bureau of the United States Treasury Department regulates the spirits industry with respect to production, blending, bottling, sales and advertising and transportation of alcohol products. Also, each state regulates the advertising, promotion, transportation, sale and distribution of alcohol products within its jurisdiction. We are also required to conduct business in the United States only with holders of licenses to import, warehouse, transport, distribute and sell spirits.

The advertising, marketing and sale of alcoholic beverages are subject to various restrictions in the United States. These include restrictions on the advertising style, media and messages used.

Specific warning statements related to risks of drinking beverage alcohol products are required to be included on all beverage alcohol products sold in the United States.

 In Pennsylvania, the state liquor commission acts in place of distributors and decides which products are to be purchased and offered for sale in its respective state. Products are selected for purchase and sale through listing procedures which are generally made available to new products only at periodically scheduled listing interviews.

The distribution of alcohol-based beverages is also subject to extensive taxation both in the United States, at both the federal and state level, and internationally. Estonia where our vodka is produced, imposes excise duties on distilled spirits. Import and excise duties may have a significant effect on our sales, both through reducing the overall consumption of alcohol and through encouraging consumer switching into lower-taxed categories of alcohol.

We are also subject to regulations which limit or preclude certain persons with criminal records from serving as our officers or directors. In addition, certain regulations prohibit parties with consumer outlet ownership from becoming officers, directors or substantial shareholders.

We believe that we are in material compliance with all applicable federal, state and other regulations. However, we operate in a highly regulated industry which may be subject to more stringent interpretations of existing regulations. Future costs of compliance with changes in regulations could be significant.

Since we are importers of distilled spirits products produced primarily outside the United States, adverse effects of regulatory changes are more likely to materially affect earnings and our competitive market position rather than capital expenditures. Capital expenditures in our industry are normally associated with either production facilities or brand acquisition costs. Because we are not a U.S. producer, changes in regulations affecting production facility operations may indirectly affect the costs of the brands we purchase for resale, but we would not anticipate any resulting material adverse impact upon our capital expenditures.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS

The following discussion should be read in conjunction with our financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs.  Our actual results could differ materially from those discussed in the forward looking statements.  Factors that could cause or contribute to such differences include, but are not limited to those discussed below and elsewhere in this Prospectus.  Our audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Our Business

We began operations on April 17, 2014 (Inception) and operate within the alcoholic spirit industry. Through our operations we oversee the manufacturing of our Blue Diamond Vodka and sell our product in the United States with hopes of expanding internationally. Currently, our only customer is the Pennsylvania Liquor Control Board.  We plan to continue to develop our trademarked name “Blue Diamond” brand as well as our other trademarked brands.

RESULTS OF OPERATIONS

Sales

We generated sales of $11,925 for the three-month period January 1, 2015 through March 31, 2015 and $23,850 for the period April 17, 2014 (Inception) through December 31, 2014.  With the introduction of Blue Diamond Vodka as a shelf item in the State of Pennsylvania last year, our sales are currently to the Pennsylvania Liquor Control Board and can be found in roughly forty of their stores. If we were to lose this customer, our operations would be materially impacted. However, we have the possibility to increase the number of stores in Pennsylvania, and much greater potential nationally, and internationally.

We recognize revenue when four basic criteria have been met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the fee is fixed or determinable; and (4) collection is reasonably assured.

The spirit market and vodka specifically, is quite large.  Our ability to expand is based upon increased purchases by the state of Pennsylvania. Although, marketing stratthe market is quite large, we are uncertain if our product will obtain significant demand. Additionally, we are uncertain with regards to industry trends or events that will materially impact our operational condition whether beneficial or detrimental.

Cost of sales and Gross Profit

Our cost of sales were $7,529 for the three-month period January 1, 2015 through March 31, 2015 and $16,414 for the period April 17, 2014 (Inception) through December 31, 2014. We have completed our second production run of 1,200 cases of Blue Diamond Vodka and are expected to receive this product in the second quarter of 2015.  Production costs are similar to our initial production cost. The most significant variable in product cost in the future is expected to be currency exchange rates between the Euro and the US Dollar. Our European suppliers invoice in Euros. We do not believe that inflation had a material impact on us during the three-month period January 1, 2015 through March 31, 2015 and the period April 17, 2014 (Inception) through December 2014.

We expect to be able to maintain a gross profit margin of 30 to 40% on our premium product.  For the three-month period January 1, 2015 through March 31, 2015 our gross profit margin was 36.8% and for the period April 17, 2014 (Inception) through December 31, 2014 our gross profit margin was 31.2%. We expect that our 2015 profit margin will remain in line with our aforementioned expectations.

Selling, general and administrative expenses

Our most significant selling costs are promotional and advertising expenses as we continue to develop brand recognition. The most significant general and administrative costs were legal and accounting expenses.

Deferred Tax Asset and Valuation Allowance

We recorded a deferred tax asset, but recorded a full valuation allowance against this asset as it is uncertain if we will be able to realize any of this benefit.

Net loss

We incurred a net loss of $18,341 for the three-month period January 1, 2015 through March 31, 2015 and $69,135 for the period April 17, 2014 (Inception) through December 31, 2014.  We expect we will require additional capital to meet our long term operating requirements. We expect to raise additional capital through the sale of equity or debt securities.

Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.

Related Parties

During the period April 17, 2014 (inception) through December 31, 2014 we purchased all of our inventory from Beverage Brands, Inc (“BBI”), a company controlled by Mark Lucero, our Founder, Chief Executive Officer, President and Director. The purchase price was recorded at the price BBI a third party to manufacturer. Additionally, BBI acted as a conduit with a third party to facilitate sales to the Pennsylvania Liquor Control Board as we did not then have our federal import license. The third party now transacts directly with us as we obtained our federal import license in April of 2015. There were no fees or expenses paid to or retained by BBI with regards to this arrangement.

Certain expenses were paid for by BBI on our behalf. At March 31, 2015 the amount payable to BBI was $7,258 and at December 31, 2015 the amount payable to BBI was $6,359.

On April 17, 2014, we acquired our trademarks, Blue Diamond, Diamond Girl, Blue Crystal and White Crystal, in exchange for 10,010,000 shares of our common stock, from Trademark Holdings LLC, a company controlled by Mark Lucero, our Founder, Chief Executive Officer, President and Director. We recorded the trademarks at carryover basis and will continue to amortize these trademarks in accordance with their useful life from the date of registration.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2015 our current assets were $164,328 and our current liabilities were $11,223 and as of December 31, 2014 our current assets were $161,603 and our current liabilities were $9,254.

As of March 31, 2015 our stockholders’ equity was $154,289 and as of December 31, 2014 our stockholders’ equity was $152,630.

The weighted average number of shares outstanding was 11,482,264 for the three-month period January 1, 2015 through March 31, 2015 and 10,722,765 for the period April 17, 2014 (Inception) through December 31, 2014.

Cash Flows from Operating Activities

We have not generated positive cash flows from operating activities. For the three-month period January 1, 2015 through March 31, 2015, net cash used by operating activities was $90,074 and for the period April 17, 2014 (Inception) through December 31, 2014, net cash used in operating activities was $61,392.

Cash Flows from Financing Activities

We have financed our operations primarily from the issuance of shares of our common stock.  For the three-month  period January 1, 2015 through March 31, 2015, net cash provided by financing activity was $17,000 and for the period April 17, 2014 (Inception) through December 31, 2014, net cash provided by financing activities was $190,400 received from proceeds from issuance of our common stock to investors.

PLAN OF OPERATION AND FUNDING

Operations

Our overriding objective is to produce vodka products with recognizable brand names and to expand distribution nationally and internationally.   We plan to increase sales of our Blue Diamond Vodka brand and to develop our other brand names.  Increase in sales of our existing brand can be achieved through the improvement in product packaging which has been ongoing, promotional activities, and forming relationships with distributors.  We can develop one or more of our other brand names in the next six to twelve months.  An important component of success will be to add an individual to our management team who has industry experience and relationships with national and international distributors.

Product development

Our Blue Diamond Vodka bottle is produced in France and shipped to Northern Europe to the country of Estonia to complete production.  Current production of Blue Diamond Vodka will include some noticeable improvements in product packaging.  For example, the bottle closure will utilize an up-scale synthetic cork with logo embossed on the top.  A PVC capsule with logo will complement the long neck bottle.  There will be a clear portion surrounding the diamond in martini glass design on the frosted bottle and other slight modifications.  These modest but noticeable changes should give our product a cleaner, more professional and appealing appearance.  We anticipate further development of other brands within six to twelve months.

Funding

We expect that working capital requirements will continue to be funded through a combination of our existing funds and further issuances of securities. Our working capital requirements are expected to increase in line with the growth of our business.

We have paid for the second production run of 1,200 cases of Blue Diamond Vodka and expected to receive these bottles in the second quarter of 2015. Existing working capital and anticipated cash flow are expected to be adequate to fund our operations over the next ten months. We have no lines of credit or other bank financing arrangements. Generally, we have financed operations to date through the proceeds of the sale of our common stock to investors.   In connection with our business plan, management anticipates additional increases in operating expenses and capital expenditures relating to: (i) developmental expenses associated with a start-up business and (ii) marketing expenses. We intend to finance these expenses with further issuances of equity or debt securities. Thereafter, we expect we will need to raise additional capital and generate revenues to meet long-term operating requirements. Additional issuances of equity or convertible debt securities will result in dilution to our current shareholders. Further, such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict our business operations.

Material Commitments

As of the date of this Annual Report, we do not have any material commitments.

Purchase of Significant Equipment

We do not intend to purchase any significant equipment during the next twelve months.

Off-Balance Sheet Arrangements

As of the date of this prospectus, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Going Concern

The report of the independent registered public accounting firm accompanying our December 31, 2014 financial statements contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The financial statements have been prepared "assuming that we will continue as a going concern," which contemplates that we will realize our assets and satisfy our liabilities and commitments in the ordinary course of business.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age, and position of our executive officers and directors.  Executive officers are elected annually by our board of directors.  Each executive officer holds his office until he resigns, is removed by the board, or his successor is elected and qualified.  Directors are elected annually by our shareholders at the annual meeting.  Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name

Age

Position

Mark T. Lucero                   65                        Founder, Chief Executive Officer, President and Director

John J. Hadgkiss

 67                        Secretary and Director

Mark T. Lucero, Founder, Chief Executive Officer, President and Director

Since our inception on April 17, 2014, Mark T. Lucero has been our Founder, Chief Executive Officer, President and Director. From 2002 to the present, Mr. Lucero has been the President and owner of Beverage Brands, Inc., a Pennsylvania corporation engaged in the commercialization of vodka products.

Mr. Lucero obtained a MBA, Masters of Business Administration, from Gannon University in 1974. He received a Bachelor of Science in Industrial Management from Gannon University in 1972.

As our Founder, Chief Executive Officer, President and Director, Mark T. Lucero provides his experience in the alcoholic beverage product development, marketing and distribution.

John J. Hadgkiss, Secretary and Director

Since August 28, 2014, John J. Hadgkiss has been our Secretary and Director. From August of 2002 to the present, Mr. Hadgkiss has been the President of Americare Management LLC, a hospice and health care facility for the elderly.

Mr. Hadgkiss obtained a Bachelor of Arts degree from Gannon University in 1969. He received a Master of Arts Degree from Gannon University in 1972.

As our director, John T. Hadgkiss provides his experience in executive management.

Family Relationships

There are no family relationships among our directors and executive officers and shareholders.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

•

Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•

Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

•

Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•

Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity;

•

Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity; or

•

Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

Code of Business Conduct and Ethics

We do not have any standing audit, nominating, and compensation committees of the board of directors, or committees performing similar functions.  We do not currently have a Code of Ethics applicable to our principal executive, financial, or accounting officer.  All Board actions have been taken by Written Action rather than formal meetings.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities for the year ending December 31, 2014.

Name and Principal Position	Year Ended Dec. 31	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation Earnings ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mark T. Lucero, President, Founder, Chief Executive Officer, Director	2014	0	0	0	0	0	0	0	0
	2013	0	0	0	0	0	0	0	0
John J. Hadgkiss, Secretary and Director	2014	0	0	0	0	0	0	0	0
	2013	0	0	0	0	0	0	0	0

Employment Agreements with Management

On March 7, 2015, we entered into an agreement with Mark T. Lucero, our Founder, Chief Executive Officer, President and Director to provide services to us.  The agreement expires on April 1, 2020, unless Mr. Lucero’s terminated for cause or disability. We must pay 36,000 shares of common stock to Mr. Lucero annually for his services.

We do not have a written agreement with John J. Hadgkiss, our Secretary and Director, to provide services to us.  As of April 1, 2015, we pay $200 monthly to Mr. Hadgkiss for his services.

Our board of directors determines the compensation paid to our executive officers, based upon the years of service to us, whether services are provided on a full time basis and the experience and level of skill required.

We may award our officers and directors shares of common stock as non-cash compensation as determined by the board of directors from time to time.  The board will base its decision to grant common stock as compensation on the level of skill required to perform the services rendered and time committed to providing services to us.

Outstanding Equity Awards at the End of the Fiscal Year

We do not have and have never had any equity compensation plans and therefore no equity awards are outstanding as of the date of this registration statement.

Director Compensation

Our directors do not receive any other compensation for serving on the board of directors.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. All decisions regarding compensation are determined by our board of directors.

Options and Stock Appreciation Rights

We do not currently have a stock option or other equity incentive plan. We may adopt one or more such programs in the future.

Payment of Post-Termination Compensation

We do not have change-in-control agreements with any of our directors or executive officers, and we are not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings, no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of our directors, executive officers, promoters or control persons during the past ten years.

Board of Directors

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified.  Officers are elected by and serve at the discretion of the board of directors.

Our directors are reimbursed for expenses incurred by them in connection with attending board meetings, but they do not receive any other compensation for serving on the board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 17, 2014, we sold 90,000 shares to Mark T. Lucero, our Founder, Chief Executive Officer, President and Director, at the price of $0.30 per share or an aggregate price of $27,000.

On August 27, 2014, we sold 500,000 shares to John J. Hadgkiss, our Secretary and Director, at the price of $0.18 per share or an aggregate price of $90,000.

On April 21, 2014, we acquired the brand names Blue Diamond, Diamond Girl, White Crystal, and Blue Crystal from Mark T. Lucero and Trademark Holdings LLC, a Pennsylvania limited liability company, owned by our Founder, Chief Executive Officer, President and Director, Mark T. Lucero in exchange for 10,010,000 common shares. We valued these shares at $.00004 per share or an aggregate price of $365.

On April 30, 2014, we entered into an agreement with Beverages Brands, Inc., a Pennsylvania corporation controlled by Mark T. Lucero, to act as our importer. There were no fees charged by Beverage Brands, Inc. to act as the importer.  We received our importer’s license in April 2015.

On April 20, 2014 the Company purchased its entire inventory from Beverage Brands, Inc. (“BBI”) which is wholly owned by the CEO, in the amount of $25,502. This amount represents the cost of the inventory to BBI.

In addition, BBI paid third parties for storage and administrative services on behalf of the Company. These amounts were charged to cost of sales. The total amount paid was $899 and $2,922 for the three-month period January 1, 2015 through March 31, 2015 and April 17, 2014 (Inception) through December 31, 2014, respectively.

The Company owes $7,258 and $6,359 to this related party and these amounts are included in accounts payable - related party at March 31, 2015 and December 31, 2014, respectively.

On March 7, 2015, we entered into an agreement with Mark T. Lucero, our Founder, Chief Executive Officer, President and Director to provide services to us.  The agreement expires on April 1, 2020, unless Mr. Lucero is terminated for cause or disability. We must pay 36,000 shares of common stock to Mr. Lucero annually for his services.

We do not have a written agreement with John J. Hadgkiss, our Secretary and Director, to provide services to us.  As of April 1, 2015, we pay $200 monthly to Mr. Hadgkiss for his services.

Other than stated above, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:

•

Any of our directors or officers;

•

Any proposed nominee for election as our director;

•

Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our shares; or

•

Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of common stock beneficially owned as of the date of this registration statement, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group.  A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants or otherwise.  Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of the date of this prospectus.  For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of the Closing Date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Unless otherwise specified, the address of each of the persons set forth below is in care of the Company at 554 33rd Street, Pittsburgh, Pennsylvania 15201.

	Amount and Nature of	Percentage
Name and Address of Beneficial Owner	Beneficial Ownership	of Class (1)
Executive Officers and Directors
Mark T. Lucero, Founder, Chief Executive Officer, President, Director(2)	10,100,000	90%
John J. Hadgkiss, Secretary and Director(3)	500,000	4%
Directors and Executive Officers as a group; two persons (2)	________________
TOTAL	10,600,000	94%
Other 5% Holders:
None.

(1) Based on 11,291,333 shares of common stock issued and outstanding as of the date of this registration statement.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2) Represents 10,010,000 shares which we issued to Mark T. Lucero, our Founder, Chief Executive Officer, President and Director for the Blue Diamond, Diamond Girl, Crystal and Blue Crystal trade names on April 21, 2014, and 90,000 shares purchased on April 21, 2014 at the price of $0.30 per share or an aggregate of $27,000.

(3) Represents 500,000 shares sold to John J. Hadgkiss, our Secretary and Director on August 27, 2014, at the per share price of $0.18 or an aggregate price of $90,000.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market.  No market may ever develop for our common stock, or if developed, may not be sustained in the future.  Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 561,333 shares of common stock.  The selling shareholders will offer their shares at $0.40 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  We will not receive proceeds from the sale of shares from the selling shareholders.

The securities offered by this prospectus will be sold by the selling shareholders.  Selling shareholders in this offering may be considered underwriters.  We are not aware of any underwriting arrangements that have been entered into by the selling shareholders. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions.  Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus.  After our securities are qualified for quotation on the over the counter bulletin board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person.  We have instructed our selling shareholders that they may not purchase any of our securities while they are selling shares under this registration statement.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities.  In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities.  Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment to this registration statement disclosing such matters.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.  We anticipate that after this registration statement is declared effective, market makers will enter “piggyback” quotes and our securities will thereafter trade on the OTC Bulletin Board.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board.  The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards.  Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files.  FINRA cannot deny an application by a market maker to quote the stock of a company.  The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin Board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ.  Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities.  Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually.  Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone.  In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders.  Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved.

INTEREST OF NAMED EXPERTS

The financial statements from April 17, 2014 (Inception) through December 31, 2014, included in this prospectus have been audited by Urish Popeck & Co., LLC, independent registered public accounting firm, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Hamilton & Associates Law Group, P.A., a Florida professional association controlled by Brenda Hamilton who holds 100,000 shares of our common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Pennsylvania Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the securities in this offering.  This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement.  For further information with respect to us and our securities, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement.  Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.  A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.  The address of the website is www.sec.gov.

Upon effectiveness of this registration statement, we will file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission.  These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Vodka Brands Corp

Pittsburgh, PA

We have audited the accompanying balance sheets of Vodka Brands Corp as of December 31, 2014 and the related statements of operations, changes in stockholders’ equity, and cash flows for the period April 17, 2014 (Inception) through December 31, 2014.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vodka Brands Corp at December 31, 2014, and the results of its operations and its cash flows for the period April 17, 2014 (Inception) through December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the financial statements, the Company has incurred operating losses since inception and has an accumulated deficit at December 31, 2014. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Urish Popeck & Co., LLC

Pittsburgh, PA

June 30, 2015

VODKA BRANDS CORP

BALANCE SHEETS

                   March 31, 2015                 December 31, 2014

                                            (unaudited)

ASSETS

Current assets:

Cash

    $          55,003

$          129,008

Accounts receivable, net

                19,080

                7,155

Prepaid rent and consulting fees

19,900

              16,750

Inventory                                                                                                            4,100                                     8,690

Advances on inventory

                66,245

      -

Total current assets

              164,328

            161,603

Plant, property and equipment

Office equipment

     931

                        -

Total plant, property and equipment

                                     931

                        -

Other assets, net

      Trademarks

                                                                                                  1,125                                     1,125

Accumulated amortization

                  (872)

(844)

Total other assets, net

    253

   281

Total assets

    $       165,512

$          161,884

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

Accounts payable

      $         2,419

$

1,501

Accounts payable – related party

 7,258

                6,359

Accrued expenses

 1,546

                1,394

Total current liabilities

               11,223

9,254

Commitments and contingencies

Stockholders' equity

Common stock, no par value, 100,000,000 shares authorized;

11,508,320 and 11,457,320 shares issued and outstanding

at March 31, 2015 and December 31, 2014, respectively                    267,765

           252,765

Subscription receivable (Note 4)

              (26,000)

            (31,000)

Accumulated deficit

              (87,476)

            (69,135)

Total stockholders' equity

              154,289

            152,630

Total liabilities and stockholders' equity

     $       165,512

$          161,884

The accompanying notes are an integral part of these financial statements.

VODKA BRANDS CORP

STATEMENT OF OPERATIONS

                                                                                                                      For the three-

                                                                                                                       month Period                                For the Period

                     January 1, 2015

                            April 17, 2014

 through                                  (Inception) through March 31,                                    December 31,

                                                                                                                             2015                                                2014

                                                                                                              (unaudited)

Sales

   $          11,925

           $          23,850

Costs of sales

                                 7,529

                       16,414

          Gross profit

 4,396

                         7,436

Operating expenses

Selling expenses

Promotional expenses

                                                                4,000

      10,023

Advertising expenses

1,100

           750

Total selling expenses

5,100

      10,773

General and administrative expenses

Professional fees

                9,225

       59,889

Consulting fees

                5,333

         2,750

Stock transfer fees

   918

         1,160

Amortization expense

     28

              84

Office expenses

   633

            415

Office rent

1,500

                         1,500

Total general and administrative expenses

              17,637

                       65,798

Total operating expenses

                              22,737

       76,571

Loss from operations before provision for income taxes

             (18,341)

      (69,135)

Provision for income taxes

        -

                                  -

Net loss

     $      (18,341)

         $

       (69,135)

Basic and diluted loss per common share

                                     $          (0.00)

         $

           (0.01)

Basic and diluted weighted average common shares outstanding                 11,482,264

  10,722,765

The accompanying notes are an integral part of these financial statements.

VODKA BRANDS CORP

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

	Common stock
	(no Par Value)		Subscription receivable	Accumulated Deficit	Total stockholders'
	Shares	Amount			equity
Balances at April 17, 2014 (Inception)	-	$ -	$ -	$ -	$ -

Issuance of 10,010,000 shares of
common stock for trademarks	10,010,000	365	-	-	365

Issuance of 938,000 shares of
common stock	938,000	221,400	(31,000)	-	190,400

Issuance of 50,000 shares of common
stock for consulting services	50,000	15,000	-	-	15,000

Issuance of 20,000 shares of common
stock for rent	20,000	6,000	-	-	6,000

Issuance of 439,320 shares of common
stock for legal services	439,320	10,000	-	-	10,000

Net loss	-	-	-	(69,135)	(69,135)

Balances at December 31, 2014	11,457,320	$ 252,765	$ (31,000)	$ (69,135)	$ 152,630

Issuance of 40,000 shares of
common stock	40,000	12,000	-	-	12,000

Issuance of 10,000 shares of common
stock for consulting services	10,000	3,000	-	-	3,000

Issuance of 1,000 shares of
common stock for legal services	1,000	-	-	-	-

Collections of subscription receivable	-	-	5,000	-	5,000

Net loss	-	-	5,000	-	5,000

Balances at March 31, 2015 (unaudited)	11,508,320	$ 267,765	$ (26,000)	$ (87,476)	$ 154,289

The accompanying notes are an integral part of these financial statements.

VODKA BRANDS CORP

STATEMENT OF CASH FLOWS

                                                                                                                              For the three-                                 For the Period

                               month period

                     April 17, 2014

     January 1, 2015,                       (Inception) through through March 31,                             December 31,

                                                                                                                                   2015                                                   2014

                                                                                                                     (unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss

          $           (18,341)

              $              (69,135)

Adjustments to reconcile net loss to

net cash used by operating activities:

Non-cash legal expense

                                  -

                10,000

Amortization of prepaid consulting and rent expense

                           5,625

                  4,250

                Amortization expense                                                                                             28

       84

Changes in operating assets and liabilities:

 Increase in accounts receivable

                                                        (11,925)

               (7,155)

 Increase in prepaid expenses

          (5,775)

                        -

 Decrease (Increase) in inventory

            4,590

               (8,690)

 Increase in advances on inventory

                        (66,245)

                        -

 Increase in accounts payable

                              918

 1,501

 Increase in accounts payable – related party

                              899

 6,359

 Increase in accrued expenses

                              152

 1,394

Net cash used in operating activities

        (90,074)

             (61,392)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of fixed assets

                             (931)

                         -

Net cash used in investing activities

                             (931)

                         -

CASH FLOWS FROM FINANCING ACTIVITIES

Payments received on subscription receivable

            5,000

                        -Proceeds from issuance of common stock                             12,000                 190,400

Net cash used in financing activities

          17,000

              190,400

Net (decrease) increase in cash

                        (74,005)

             129,008

Cash, at beginning of period

        129,008

                        -

Cash, at end of period

          $              55,003

 $          129,008

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

   Non-cash investing activities:

       Net book value of contributed trademarks for

           common stock

                            $                     -

  $                 365

   Non-cash financing activities:

       Common stock issued for consulting services

           and office rent                                                                                          $             3,000

 $             21,000

       Common stock issued for legal services                                                     $                     -

 $             10,000

       Common stock issued for subscription receivable                                      $                     -

 $             31,000

The accompanying notes are an integral part of these financial statements.

VODKA BRANDS CORP

NOTES TO FINANCIAL STATEMENTS

Note 1-

ORGANIZATION AND BUSINESS

Vodka Brands Corp (the Company) was incorporated on April 17, 2014 (Inception) as a Pennsylvania corporation with a year-end of December 31. The Company is primarily engaged in the import and distribution of alcoholic beverages. From Inception through March of 2015, the Company imported its alcoholic beverages through a related party. The Company obtained its own import license in April 2015. The Company distributes in the United States. Its products are primarily sold to wholesale distributors as well as state alcohol beverage control agencies.

Note 2-

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP") and are presented in U.S. dollars.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates. Significant estimates include the allowance for doubtful accounts, valuation of trademarks and the useful life of fixed assets.

Revenue Recognition

The Company recognizes revenue when the customer takes ownership of the applicable goods and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of a sale exists and the sales price is fixed or determinable. For the Company, title passes when goods are shipped.

Concentrations of Credit Risk

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash, accounts receivable, accounts payable, and accrued expenses and approximate their fair value due to the short maturities of those instruments.

Cash

The Company maintains its cash in non-interest bearing accounts at various banking institutions that are insured by the Federal Deposit Insurance Company up to $250,000.  The Company’s deposits may, from time to time, exceed the $250,000 limit; however, management believes that there is no unusual risk present, as the Company places its cash with financial institutions which management considers being of high quality.

VODKA BRANDS CORP

NOTES TO FINANCIAL STATEMENTS

Note 2-

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounts receivable

The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on management’s experience. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is remote. The allowance for doubtful accounts was $0 as of March 31, 2015 and December 31, 2014. The Company does not have any off-balance-sheet credit exposure related to its customers. Collections on accounts receivable previously written off are included in income as received.

Inventory

Inventories are stated at the lower of cost, as determined on a weighted average basis, or market. Costs of inventories include purchase and related costs incurred in bringing the products to their present location and condition. Market value is determined by reference to selling prices after the balance sheet date or to management’s estimates based on prevailing market conditions. Management writes down the inventories to market value if they are below cost. Management regularly evaluates the composition of the Company’s inventories to identify slow-moving and obsolete inventories to determine if a valuation allowance is required.

Advances on inventory

Advances on inventory are stated at cost and represent payment to an independent third party manufacturer for the manufacturing of its alcoholic beverage. The manufacturing of the alcoholic beverage has not been completed as of the balance sheet date.

Property, plant and equipment

Property, plant and equipment, are stated at cost less depreciation and amortization. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Maintenance, repairs and betterments, including replacement of minor items, are charged to expense; major additions to physical properties are capitalized.

Depreciation of property, plant and equipment is calculated based on cost, less their estimated residual value, if any, using the straight-line method over their estimated useful lives.  Depreciation was $0 for the periods ending March 31, 2015 and December 31, 2014.

The estimated useful lives of the assets are as follows:

     Office equipment and furniture

3-5 years

VODKA BRANDS CORP

NOTES TO FINANCIAL STATEMENTS

Note 2-

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Trademarks

Trademarks represent the trade names contributed by the founder through his wholly owned company Trademark Holdings, LLC. The four trademarks are Blue Diamond, White Diamond, Blue Crystal and White Crystal. Trademarks are initially measured at the carryover basis of the founder. Amortization of the trademarks is calculated based upon cost using a straight-line method over their estimated useful lives from registration and are stated at a historical cost of $1,125 net of accumulated amortization of $872 and $844 at March 31, 2015 and December 31, 2014, respectively. Amortization expense was $28 and $84 for the three-month period January 1, 2015 through March 31, 2015 and for the period April 17, 2014 (Inception) through December 31, 2014, respectively. The Company did not incur costs to renew or extend the term of the trademarks during the periods ending March 31, 2015 and December 31, 2014. The future cash flows of the Company are significantly affected by the Company’s ability to renew the trademarks with the United States Patent and Trademark Office.

The estimated useful lives of the assets are as follows:

Trademarks    10 years

The estimated amortization expense is as follows:

     For the year ended December 31, 2015                                                          $112

     For the year ended December 31, 2016                                                          $112

     For the year ended December 31, 2017                                                          $  57

Impairment of Long-Lived Assets

In accordance with Financial Accounting Standards Board (“FASB”) ASC 360, Long-Lived Assets, such as property, plant and equipment and intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company determined that there was no impairment at March 31, 2015 and December 31, 2014.

Advertising and Promotional Costs

The Company expenses advertising and promotional costs as incurred or the first time the advertising or promotion takes place, whichever is earlier, in accordance with the FASB ASC 720, Other Expenses.  Advertising and promotional costs were $5,100 for the three-month period January 1, 2015 through March 31, 2015 and $10,773 for the period from April 17, 2014 (Inception) through December 31, 2014.

VODKA BRANDS CORP

NOTES TO FINANCIAL STATEMENTS

Note 2-

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Research and Development Costs

The Company charges research and development costs to expense when incurred in accordance with the FASB ASC 730, Research and Development. Research and development costs were $0 for the three-month period January 1, 2015 through March 31, 2015 and for the period April 17, 2014 (Inception) through December 31, 2014.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, Accounting for Uncertainty in Income Taxes, (ASC 740) which requires that deferred tax assets and liabilities be recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  In addition, ASC 740 requires recognition of future tax benefits, such as carry forwards, to the extent that realization of such benefits is more likely than not and that a valuation allowance be provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

The Company has an accumulated deficit and a loss from operations.  Realization of the net deferred tax asset is dependent upon taxable income, if any, the amount and timing of which are uncertain. Accordingly, the net deferred asset has been offset by a full valuation allowance.

The Company accounts for income taxes in interim periods in accordance with FASB ASC 740-270, Interim Reporting. The Company has determined an estimated annual effective tax rate which will be revised, if necessary, as of the end of each successive interim period during the Company’s fiscal year to its best current estimate. The estimated annual effective tax rate is applied to the year-to-date ordinary income (or loss) at the end of the interim period.

Basic and Diluted Loss per Share

The Company reports loss per share in accordance with FASB ASC 260, Earnings per share. The Company’s basic earnings per share are computed using the weighted average number of shares outstanding for the periods presented. Diluted earnings per share are computed based on the assumption that any dilutive options or warrants were converted or exercised. Dilution is computed by applying the treasury stock method.  Under this method, the Company’s outstanding stock warrants are assumed to be exercised, and funds thus obtained were assumed to be used to purchase common stock at the average market price during the period. There were no dilutive instruments outstanding during the three-month period January 1, 2015 through March 31, 2015 and for the period from April 17, 2014 (Inception) through December 31, 2014.

Comprehensive Income

Net loss is the Company’s only component of comprehensive income or loss for the three-month period January 1, 2015 through March 31, 2015 and for the period April 17, 2014 (Inception) through December 31, 2014.

VODKA BRANDS CORP

NOTES TO FINANCIAL STATEMENTS

Note 2-

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions.

All transactions shall be recorded at fair value of the goods or services exchanged. Property purchased from a related party is recorded at the cost to the related party and any payment to or on behalf of the related party in excess of the cost is reflected as a distribution to related party.

Recent Accounting Pronouncements

In June 2014, the FASB issued ASU No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation. The amendments in this Update remove the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP. For public business entities, those amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. Early application of each of the amendments is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued. The Company adopted this standard which did not have a material impact on the Company’s financial position, results of operations, or cash flows.

In August 2014, FASB issued ASU No. 2014-15, Presentation of Financial Statements— Going Concern (Subtopic 205-40). This standard is intended to define management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The amendments contained in this ASU apply to all companies and not-for-profit organizations. The amendments are effective for the annual period ending after December 15, 2016, and for annual and interim periods thereafter. Early application is permitted. The Company is currently assessing this ASU’s impact on the Company’s financial position, results of operations, and cash flows.

The Company believes that there were no other accounting standards recently issued that had or are expected to have a material impact on our financial position or results of operations.

Note 3-

GOING CONCERN

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America applicable to a going concern, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business.

For the period of April 17, 2014 (Inception) through December 31, 2014, the Company incurred an operating loss of $69,135 and an operating loss of $18,341 for the three-month period of January 1, 2015 through March 31, 2015 and has an accumulated deficit at March 31, 2015.

VODKA BRANDS CORP

NOTES TO FINANCIAL STATEMENTS

Note 3-

GOING CONCERN (continued)

Due to the start-up nature of the Company, the Company expects to incur additional operating losses in the immediate future.  Given the operating loss and expected future operating losses, the Company’s ability to realize its assets and discharge its liabilities depends on its ability to generate cash from capital financing and generate future profitable operations.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company’s principal source of funding, since inception, has been its sale of common stock. The Company has raised approximately $190,400 from common stock offerings from April 17, 2014 (Inception) through December 31, 2014.

The Company is planning on obtaining additional financing through the issuance of equity or debt. To the extent that the funds generated from any private placements, public offerings and/or bank financing are insufficient, the Company will have to raise additional working capital through other channels.

Note 4-

COMMON STOCK

The Articles of Incorporation authorized Vodka Brands Corp to issue 100,000,000 shares of common stock with no par value.

Each share of our common stock entitles the holder to one (1) vote, either in person or by proxy, at meetings of shareholders.  The shareholders are not permitted to vote their shares cumulatively.  Accordingly, the holders of more than fifty percent (50%) of the total voting rights on matters presented to our common stockholders can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any such directors.  The vote of the holders of a majority of the holders entitled to vote on matters submitted to our common stockholders including of our preferred stock described below is sufficient to authorize, affirm, ratify, or consent to such act or action, except as otherwise provided by law.

In April 2014, 10,010,000 shares of common stock were issued to the initial founder as the consideration for assigning the company the title of trademarks, which were owned by a company wholly owned by the founder. The trademarks were valued at its net book value of $365. In addition, the founder purchased 90,000 shares for cash of $27,000 at $0.30 per share in April of 2014

From April 2014 to December 2014, 348,000 shares of common stock were issued for cash of $104,400 at $0.30 per share, of which $31,000 remained in subscription receivable as of December 31, 2014. An additional 500,000 shares of common stock were issued for cash of $90,000 at $0.18 per share.

From April 2014 to December 2014, 70,000 shares of common stock were issued for services rendered and office rent. These 70,000 shares were valued at $0.30 per share. In April 2014, 439,320 shares of common stock were issued for legal services. These shares were valued at $10,000.

From January 2015 to March 2015, 40,000 shares of the Company’s common stock were issued for cash of $12,000 at $0.30 per share.

From January 2015 to March 2015, 10,000 shares of common stock were issued for services. These 10,000 shares were valued at $0.30 per share. An additional 1,000 shares of common stock were issued in connection with Hamilton & Associates Law Group, P.A. agreement.

The common shares issued for services and rent during the periods were immediately vested upon issuance. The service and rental period were for one year from the date of the agreements.

VODKA BRANDS CORP

NOTES TO FINANCIAL STATEMENTS

Note 4-

COMMON STOCK (continued)

As of March 31, 2015, there are 11,508,320 shares of common stock issued and outstanding.

On March 7, 2015 the Company entered into an employment agreement with its Chief Executive Officer (“CEO”). Under the terms of the agreement, the CEO will earn 36,000 shares of common stock for his services annually. The agreement is effective April 1, 2015.

Note 5-

INCOME TAX

The Company has operating losses that may be applied against future taxable income.  The potential tax benefits arising from these loss carry forwards, which expire beginning in the year 2034, are offset by a valuation allowance due to the uncertainty of profitable operations in the future.  The cumulative net operating loss carry forward as of December 31, 2014 was $14,935 and $24,051 as of March 31, 2015.  The U.S. federal and Pennsylvania statutory tax rate is 35.00% and 6.49%, respectively. The significant components of the deferred tax assets as of December 31, 2014 and March 31, 2015 follow:

Period ended
	March 31, 2015	December 31, 2014

Loss carry forwards	$ (9,980)	$ (6,197)
Less: Valuation allowance	$ 9,980	$ 6,197
Total net deferred tax asset	$ -	$ -

A reconciliation of income taxes at the U.S. federal statutory rate to the effective rate for income taxes is as follows:

	Period ended
	March 31, 2015	December 31, 2014

Federal tax benefit at statutory rate	(35.00%)	(35.00%)
Non-deductible legal expenses	17.60%	27.44%
State tax benefit, net of federal benefits	(3.23%)	(1.40%)
Net change in valuation allowance	20.63%	8.96%
Effective tax rate	0.00%	0.00%

The Company’s tax years open to examination will begin with the 2014 federal and state income tax returns. The Company’s policy is to record estimated interest and penalty related to the underpayment of income taxes or unrecognized tax benefits as a component of its income tax provision. During the three-month period January 1, 2015 through March 31, 2015 and for the period April 17, 2014 (Inception) through December 31, 2014, the Company did not recognize any interest or penalties for the underpayment of income taxes or unrecognized tax benefits.

VODKA BRANDS CORP

NOTES TO FINANCIAL STATEMENTS

Note 6-

RELATED PARTY TRANSACTIONS

On April 20, 2014 the Company purchased its entire inventory from Beverage Brands, Inc. (“BBI”) which is wholly owned by the CEO, in the amount of $25,502. This amount represents the cost of the inventory to BBI.

In addition, BBI paid third parties for storage and administrative services on behalf of the Company. These amounts were charged to cost of sales. The total amount paid was $899 and $2,922 for the three-month period January 1, 2015 through March 31, 2015 and April 17, 2014 (Inception) through December 31, 2014, respectively.

The Company owes $7,258 and $6,359 to this related party and these amounts are included in accounts payable - related party at March 31, 2015 and December 31, 2014, respectively.

See additional transactions with related parties in Note 2 and Note 8.

Note 7-

CONCENTRATIONS

The Company’s revenues include one major customer, the Commonwealth of Pennsylvania, which accounted for 100% of revenues for the three-month period January 1, 2015 through March 31, 2015 and for the period April 17, 2014 (Inception) through December 31, 2014. Outstanding accounts receivable from this customer amounted to $19,080 and $7,155 as of March 31, 2015 and December 31, 2014, respectively.

The Company imports and distributes alcoholic beverages from one supplier which accounted for 100% of the Company’s purchases for the periods ending March 31, 2015 and December 31, 2014.  All purchases require prepayment terms.  Accounts payable to this vendor amounted to $0 as of March 31, 2015 and December 31, 2014.

Note 8-

COMMITMENTS AND CONTINGENCIES

Control by principal stockholder/officer

The CEO owns beneficially and in the aggregate, the majority of the common shares of the Company. Accordingly, the CEO has the ability to control the approval of most corporate actions, including approving significant expenses, increasing the authorized capital stock and the dissolution, merger or sale of the Company's assets.

Reliance on other parties and related parties

The Company currently is primarily engaged in the business of importing and distributing alcoholic beverages in the United States. However, from Inception through March 2015, the Company did not have a permit to import and distribute alcoholic beverages in the United States, nor does it have a permit to distribute alcoholic beverages within the United States.

The Company contracted with BBI, to import alcoholic beverages from Europe to the U.S. under BBI’s federal importing permit. Once imported, the inventory is stored in a bonded warehouse operated by a third party licensed by the federal government.

VODKA BRANDS CORP

NOTES TO FINANCIAL STATEMENTS

Note 8-

COMMITMENTS AND CONTINGENCIES (continued)

When the Company sells alcoholic beverages to its customer, the Pennsylvania Liquor Control Board, it uses a third party who has an alcoholic beverage sale permit in the U.S., to enter into purchase orders with the customer. The third party would not transact with the Company until the federal importing permit was obtained. Therefore, BBI acted as a conduit between the Company and the third party. There were no fees or expenses paid to or retained by BBI with regards to this arrangement.

When the alcoholic beverage leaves the bonded warehouse, the Company retains a third party as a customer broker to process the paper work with United States Customs and advance the federal tax payment for the alcoholic beverage sold. Payment of the tax is due before the product leaves the bonded warehouse.

In April 2015, the Company obtained its own federal importing permit.

Note 9-SUBSEQUENT EVENTS

Subsequent events have been evaluated through June 29, 2015, which is the date the financial statements were available to be issued. Management did not identify any events requiring recording or disclosure in the financial statements for the three-month period January 1, 2015 through March 31, 2015, except as described below.

On April 22, 2015, the Company issued 22,847 shares of its common stock for legal services. On June 9, 2015 the Company repurchased 363,167 of these shares from Hamilton & Associates Law Group, P.A. for $20,000.

On various dates subsequent to March 31, 2015, 113,333 shares of the Company’s common stock were issued for cash of $34,000 at $0.30 per share.

On April 20, 2015, the Company issued 10,000 shares of the Company’s common stock for a one year rental agreement for office space. These shares were valued at $0.30 per share.

561,333 Shares of Common Stock

VODKA BRANDS CORP.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.  THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus.  This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of this Prospectus is _______, 2015

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. OTHER EXPENSES AND ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of securities being registered.

SEC Registration Fees	$ 27
Accounting Fees and Expenses	$ 40,000
Legal fees and expense	$ 50,000
Miscellaneous	$ 5,000
Total	$ 95,027

All amounts are estimates other than the Commission’s registration fee.  We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pennsylvania law permits, under certain circumstances, the indemnification of any person with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (i) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

In the case of proceedings by or in the right of the corporation, Pennsylvania law permits indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, Pennsylvania law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Also, under Pennsylvania law, expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section.  Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to our directors and officers, or to persons controlling us, pursuant to our Bylaws or Pennsylvania law, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. RECENT SALES OF UNREGISTERED SECURITIES

The two years prior to this Offering, we offered and sold securities below.  None of the issuances involved underwriters, underwriting discounts or commissions.  We relied upon Sections 4(2) of the Securities Act, and Rule 506 of the Securities Act of 1933, as amended for the offer and sale of the securities.  We believed these exemptions were available because:

•

We are not a blank check company;

•

We filed a Form D, Notice of Sales, with the SEC;

•

Sales were not made by general solicitation or advertising;

•

All certificates had restrictive legends; and

•

Sales were made to persons with a pre-existing relationship to members of our management.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•

Access to all our books and records;

•

Access to all material contracts and documents relating to our operations; and

•

The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Shares Issued for Cash Consideration

On April 17, 2014, we sold 90,000 shares of common stock to Mark T. Lucero, our Founder, Chief Executive Officer, President and Director, at the price of $0.30 per share or an aggregate price of $27,000.

On June 21, 2014, we sold 17,000 shares of common stock to Chad Gabersek at the price of $0.30 per share or an aggregate price of $5,100.

On August 27, 2014, we sold 500,000 shares of common stock to John J. Hadgkiss, our Secretary and Director, at the price of $0.18 per share or an aggregate price of $90,000.

On September 23, 2014, we sold 6,000 shares of common stock to Jason Valenti at the price of $0.30 per share or an aggregate price of $1,800.

On October 6, 2014, we sold 10,000 shares of common stock to William Scott Baker at the price of $0.30 per share or an aggregate price of $3,000.

On October 9, 2014, we sold 23,000 shares of common stock to David Quinn at the price of $0.30 per share or an aggregate price of $6,900.

On October 9, 2014, we sold 17,000 shares of common stock to William Pollock, Jr. at the price of $0.30 per share or an aggregate price of $5,100.

On October 20, 2014, we sold 50,000 shares of common stock to Ching Kui Weng at the price of $0.30 per share or an aggregate price of $15,000.

On October 20, 2014, we sold 50,000 shares of common stock to Sara Flasher at the price of $0.30 per share or an aggregate price of $15,000.

On October 21, 2014, we sold 70,000 shares of common stock to George Dayieb at the price of $0.30 per share or an aggregate price of $21,000.

On November 21, 2014, we sold 80,000 shares of common stock to Terry Cook at the price of $0.30 per share or an aggregate price of $24,000.

On December 5, 2014, we sold 10,000 shares of common stock to Yu Chi Wang at the price of $0.30 per share or an aggregate price of $3,000.

On December 18, 2014, we sold 10,000 shares of common stock to Kenneth Ciesielka at the price of $0.30 per share or an aggregate price of $3,000.

On December 18, 2014, we sold 5,000 shares of common stock to Jerry Rabinowitz at the price of $0.30 per share or an aggregate price of $1,500.

On January 22, 2015, we sold 10,000 shares of common stock to Dean Manna at the price of $0.30 per share or an aggregate price of $3,000.

On January 22, 2014, we sold 10,000 shares of common stock to Doreen Mossey at the price of $0.30 per share or an aggregate price of $3,000.

On March 1, 2015, we sold 10,000 shares of common stock to Michael Iacovelli at the price of $0.30 per share or an aggregate price of $3,000.

On March 22, 2015, we sold 10,000 shares of common stock to Subramoniam Jayakomar at the price of $0.30 per share or an aggregate price of $3,000.

On April 15, 2015, we sold 10,000 shares of common stock to Rex Paul Gatto at the price of $0.30 per share or an aggregate price of $3,000.

On April 17, 2015, we sold 7,000 shares of common stock to Thomas Litman at the price of $0.30 per share or an aggregate price of $2,100.

On April 20, 2015, we sold 30,000 shares of common stock to JPDO Holdings, LLC, a company controlled by James Pastore, at the price of $.30 or an aggregate of $9,000.

On May 8, 2015, we sold 16,000 shares of common stock to Mark H. Loevner at the price of $0.30 per share or an aggregated price of $4,800.

On May 15, 2015, we sold 33,333 shares of common stock to Dawn Fuchs at the price of $0.30 per share or an aggregated price of $10,000.

On May 18, 2015 we sold 5,000 shares of common stock to Diane Flynn at the price of $0.30 per share or an aggregated price of $1,500.

On May 28, 2015 we sold 7,000 shares of common stock to Krishnasamy Karuppiah at the price of $0.30 per share or an aggregated price of $2,100.

On June 2, 2015, we sold 5,000 shares of common stock to K.G. Pai at the price of $0.30 per share or an aggregate of $1,500.

Shares Issued for Non - Cash Consideration

On April 21, 2014 we sold 10,010,000 common shares to Mark T. Lucero, our Founder, Chief Executive Officer, President and Director, in exchange for the Blue Diamond, Diamond Girl, White Crystal and Blue Crystal trade names. We valued these shares at $.00004 per share or an aggregate price of $365.

On April 30, 2014, we issued 463,167 common shares to Hamilton & Associates Law Group, P.A., a Florida professional association controlled by Brenda Hamilton, for services rendered. We valued these shares at $0.027 per share or an aggregate of $10,000. On June 19, 2015, we repurchased 363,167 of these shares at the per share price of $0.055 or an aggregate of $20,000.

On September 23, 2014 we sold 20,000 common shares to Jason Valenti for rent of our location at 8179 Steubenville Pike, Imperial, PA 15126.  We valued these shares at $0.30 per share or an aggregate price of $6,000.

On October 3, 2014 we sold 20,000 common shares to George Dayieb for services rendered.  We valued these shares at $0.30 per share or an aggregate price of $6,000.

On October 6, 2014 we sold 20,000 common shares to William Scott Baker for services rendered.  We valued these shares at $0.30 per share or an aggregate price of $6,000.

On October 20, 2014 we sold 10,000 common shares to Ching Kui Weng for services rendered.  We valued these shares at $0.30 per share or an aggregate price of $3,000.

On February 12, 2015, we issued 10,000 common shares to Subramoniam Jayakomar for services rendered to us. We valued these shares at the price of $0.30 per share or an aggregate of $3,000.

On April 20, 2015 we issued 10,000 common shares to RCH Pittsburgh LLC, a Pennsylvania corporation controlled by Rick Hvizdak, as rent for our location at 554 33rd St., Pittsburgh, PA 15201. We valued these shares at $0.30 per share or an aggregated price of $3,000.

Prospective investors were invited to review at our offices, at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business.

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares.  Accordingly, even if we are successful in having the shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one.  We intend to seek coverage and publication of information regarding the Company in an accepted publication which permits a "manual exemption”.  This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state.  However, it is not enough for the security to be listed in a recognized manual.  The listing entry must contain following: (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities.  Most of the accepted manuals published that many states expressly recognize are Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports.  A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

Item16.  EXHIBITS

Exhibit No.	Description

3.1          Articles of Incorporation

3.2          By-Laws

5.1          Legal Opinion of Hamilton & Associates Law Group, P.A.

10.1        Employment Agreement between Vodka Brands Corp and Mark Lucero dated March 7, 2015

10.2        Trademark Assignment Agreement dated April 21, 2014 for Blue Diamond and Diamond Girl trade name

10.3        Trademark Assignment Agreement dated April 20, 2015 for White Crystal and Blue Crystal trade names

10.4        Lease Agreement with Jason Valenti

10.5        Lease Agreement with RCH Pittsburgh LLC

10.6        Consulting Agreement with Subramoniam Jayakumar

10.7        Consulting Agreement with Ching Kui Weng

10.8        Agreement with George Dayieb

10.9        Agreement with William Scott Baker

10.10      Agreement with Anthony Kim

10.11      Consulting Agreement with Todd Diperna

23.1        Consent of Urish Popeck & Co., LLC

23.2        Consent of Hamilton & Associates Law Group, P.A. (included in Exhibit 5.1)

Item 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1).

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2).

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective   amendment shall be deemed to be a new registration statement relating to the securities offered therein, and   the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3).

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to

directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise,   the registrant has been advised that in the opinion of the Securities and Exchange Commission such   indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event   that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses   incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any   action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the   securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled   by controlling precedent, submit to a court of appropriate jurisdiction the question whether such   indemnification by it is against public policy as expressed in the Act and will be governed by the final   adjudication of such issue.

   (5).

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other   than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A,   shall be deemed to be part of and included in the registration statement as of the date it is first used after   effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is   part of the registration statement or made in a document incorporated or deemed incorporated by reference   into the registration statement or prospectus that is part of the registration statement will, as to a purchaser   with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the   registration statement or prospectus that was part of the registration statement or made in any such document   immediately prior to such date of first use.

(6).

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any

  purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary   offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the     underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to     such purchaser by means of any of the following communications, the undersigned registrant will be a seller   to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, PA on June 30, 2015.

Vodka Brands Corp

Date: June 30, 2015	By:	/s/ Mark T. Lucero
Mark T. Lucero
Founder, Chief Executive Officer, President and Director
(Principal Executive Officer)

Date: June 30, 2015	By:	/s/ Mark T. Lucero
Mark T. Lucero
Vice President and Acting Chief Financial Officer
(Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date

/s/ Mark T. Lucero	Founder, Chief Executive Officer, President and Director	June 30, 2015
Mark T. Lucero

/s/ Mark T. Lucero	Vice President, Director and Acting Chief Financial Officer	June 30, 2015
(Principal Accounting Officer)